UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Systemax Inc.
(Name of Registrant as Specified in Its Charter)

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Systemax Inc.
11 Harbor Park Drive
Port Washington, New York 11050

April 29, 2011

Dear Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Systemax Inc. (the “Company”) which will be held at the Company’s corporate offices, located at 11 Harbor Park Drive, Port Washington, New York at 2:00 p.m. on Friday, June 10, 2011.  Your Board of Directors looks forward to greeting those stockholders who are able to attend.  On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

For the Annual Meeting, we are pleased to use the “Notice Only” rule adopted by the Securities and Exchange Commission to furnish proxy materials to shareholders over the Internet.  We believe this process will provide you with an efficient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials.  On or about April 29, 2011, we mailed to most stockholders only a Notice of Internet Availability of Proxy Materials that tells them how to access and review information contained in the proxy materials and our annual report for Fiscal 2010 and vote electronically over the Internet.  If you received only the Notice in the mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

At the Annual Meeting, you will be asked to: (1) elect seven Directors; (2) approve a non-binding, advisory resolution regarding the compensation of our named executives; (3) consider and act upon a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of our named executives; and (4) ratify the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2011.  Your Board of Directors recommends that you vote your shares “FOR” proposals (1), (2) and (4), and for “EVERY THREE YEARS” with respect to proposal (3).  These proposals are more fully described in the accompanying proxy statement.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the Annual Meeting.  Accordingly, please vote your shares over the internet at www.proxyvote.com or by telephone at (800) 690-6903 until 11:59 PM (EDT) on June 9, 2011, or if you received a paper proxy card, date, sign and return the proxy card as soon as possible in the envelope provided or to the address set forth in the voting instructions therein.  Your cooperation will ensure that your shares are voted.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the Annual Meeting.  If you do not instruct your broker on how to vote in the election of directors and on compensation matters, your shares will not be voted on these matters.

I hope that you will attend the Annual Meeting, and I look forward to seeing you there.

Sincerely,
RICHARD LEEDS
Chairman and Chief Executive Officer

Systemax Inc.
11 Harbor Park Drive
Port Washington, New York 11050

____________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 10, 2011

Dear Stockholders:

The 2011 Annual Meeting of the Stockholders of Systemax Inc. (the “Company”) will be held at the Company’s offices, 11 Harbor Park Drive, Port Washington, New York, on Friday, June 10, 2011 at 2:00 p.m. for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect the Company’s Board of Directors;
2.	To consider and approve a nonbinding advisory resolution regarding the compensation of our Named Executive Officers, as described under the heading “Executive Compensation”;
3.	To consider and act upon a nonbinding, advisory resolution on the frequency of the advisory vote on the compensation of our Named Executive Officers;
4.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants; and
5.	To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 15, 2010 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Stockholders are invited to attend the meeting.  Whether or not you expect to attend, we urge you to vote your shares.  YOU CAN VOTE YOUR SHARES OVER THE INTERNET AT www.proxyvote.com OR BY TELEPHONE AT (800) 690-6903 UNTIL 11:59 PM (EDT) ON JUNE 9, 2011. IF YOU RECEIVED A PAPER PROXY CARD BY MAIL, YOU MAY ALSO VOTE BY SIGNING, DATING, AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED OR TO THE ADDRESS SET FORTH IN THE VOTING INSTRUCTIONS CONTAINED THEREIN. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting.  In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

Regardless of how many shares you own, your vote is very important.  PLEASE VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE OR IF YOU RECEIVED A PAPER PROXY CARD BY MAIL, SIGN, DATE, AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED TODAY.

Sincerely,

CURT S. RUSH
General Counsel and Secretary

Port Washington, New York
April 29, 2011

TABLE OF CONTENTS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2011	5
Voting Procedures	6
PROPOSAL NO. 1 ELECTION OF DIRECTORS	9
CORPORATE GOVERANCE	11
Independence of Directors	11
Meetings of Non-Management Directors	11
Corporate Governance Guidelines	11
Corporate Ethics Policy	12
Communications with Directors	12
Director Attendance at Annual Meetings	12
Board Meetings	12
Committees of the Board	12
Board Leadership Structure	14
Risk Oversight	15
REPORT OF THE AUDIT COMMITTEE*	17
EXECUTIVE OFFICERS	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
Section 16(a) Beneficial Ownership Reporting Compliance	19
TRANSACTIONS WITH RELATED PERSONS	19
EQUITY COMPENSATION PLAN INFORMATION	20
EXECUTIVE COMPENSATION	21
Compensation Discussion and Analysis	21
Compensation Committee Report to Stockholders*	30
Compensation Committee Interlocks and Insider Participation	30
SUMMARY COMPENSATION TABLE	31
GRANTS OF PLAN-BASED AWARDS	32
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010	32
OPTION EXERCISES AND STOCK VESTED	33
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	33
Termination of Employment Without Change In Control	34
Change In Control Payments	34
DIRECTOR COMPENSATION	35
Director Compensation For Fiscal Year 2010	35
PROPOSAL NO. 2 NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION	36
PROPOSAL NO. 3 NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION	37
PROPOSAL NO. 4 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	38
ADDITIONAL MATTERS	39

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2011.

Our Proxy Statement and Annual Report are available online at:

www.proxyvote.com

Systemax Inc.
11 Harbor Park Drive
Port Washington, New York 11050

______________

PROXY STATEMENT
______________

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Systemax Inc., a Delaware corporation (the “Company”), for the 2011 Annual Meeting of Stockholders of the Company to be held on June 10, 2011 (the “Annual Meeting”).  The Company has made the proxy materials available to stockholders of record as of the close of business on April 15, 2011 at www.proxyvote.com beginning on April 29, 2011 and is first mailing such materials to stockholders that requested printed copies of such materials on or about April 29, 2011.

You can ensure that your shares are voted at the meeting by voting your shares over the internet at www.proxyvote.com or by telephone at (800) 690-6903 until 11:59 PM (EDT) on June 9, 2011 or by signing, dating and promptly returning a proxy, if you received a proxy by mail, in the envelope provided or to the address contained in the voting instructions therein. Voting your shares over the internet, by telephone or by sending in a signed proxy will not affect your right to attend the meeting and vote in person.  Stockholders of record may revoke their proxy at any time before it is voted by notifying the Company’s Transfer Agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038, Attention: Proxy Department, in writing, or by executing and delivering a subsequently dated proxy to the address contained in the voting instructions in the proxy, which revokes your previously executed proxy.  Beneficial holders whose shares are held of record by a broker, bank or other nominee may revoke their proxy at any time before it is voted by following the instructions of their broker, bank or other nominee.

The Company’s principal executive offices are located at 11 Harbor Park Drive, Port Washington, New York 11050.

Voting Procedures

Proxies will be voted as specified by the stockholders.  Where specific choices are not indicated, proxies will be voted, per the Board of Directors’ recommendations, for proposals 1, 2 and 4. With respect to Item 3, proxies will be voted in favor of Every “Three Years” for the frequency of voting on the advisory resolution on executive compensation.  If any other matters properly come before the Annual Meeting, the persons named in the proxy will vote at their discretion.

Under the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and By-Laws, (1) the affirmative vote of a plurality of the outstanding shares of common stock of the Company (the “Shares”) entitled to vote and present, in person or by properly executed proxy, at a meeting at which a quorum is present will be required to elect the nominated directors of the Board (Proposal 1); (2) the affirmative vote of a majority of the outstanding Shares entitled to vote and present, in person or by properly executed proxy, at a meeting at which a quorum is present will be required to approve the non-binding advisory resolution on executive compensation; (3) the affirmative vote of a majority of the outstanding Shares entitled to vote and present, in person or by properly executed proxy, at a meeting at which a quorum is present will be required to approve the non-binding advisory resolution on the frequency of the advisory vote on executive compensation; and (4) the affirmative vote of a majority of the outstanding Shares entitled to vote and present, in person or by properly executed proxy, at a meeting at which a quorum is present will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants (Proposal 4).

Richard Leeds, Robert Leeds and Bruce Leeds (each a director and officer of the Company), together with trusts for the benefit of certain members of their respective families and other entities controlled by them, as applicable, beneficially owned as of our record date more than 50% of the shares of common stock, and they have each separately advised us that they intend to vote all of such shares of common stock they each have the power to vote in accordance with the recommendations of the Board of Directors on each of the items of business identified above, which will be sufficient to constitute a quorum and to determine the outcome of each item under consideration.

A quorum is representation in person or by proxy at the Annual Meeting of at least a majority of the outstanding Shares.  Abstentions will have no effect on the election of directors (Proposal 1).  Abstentions on other matters will be treated as votes cast on particular matters as well as shares present and represented for purposes of establishing a quorum, with the result that an abstention has the same effect as a negative vote.  Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners, such broker non-votes will not be treated as votes cast on a particular matter, and will therefore have no effect on the vote, but will be treated as shares present or represented for purposes of establishing a quorum.

If your shares are held through a broker, bank or other nominee, you must provide voting instructions to such record holder in accordance with such record holder’s requirements in order to ensure that your shares are properly voted.  If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”).  Please note that Items 1, 2 and 3 are non-routine matters, and so shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Items 1, 2 and 3, and will not affect the outcome on those Items. Please note that the rules regarding how brokers may vote your shares have recently changed. Brokers may no longer vote your shares on the election of directors, or any other non-routine matters, in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

A list of stockholders of the Company satisfying the requirements of Section 219 of the Delaware General Corporation Law shall be available for inspection for any purpose germane to the Annual Meeting during normal business hours at the offices of the Company at least ten days prior to the Annual Meeting.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy.  A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to Curt Rush, General Counsel of the Company, stating that the proxy is revoked;

•
by submitting another proxy with a later date (i.e., by signing and submitting a new proxy card or by revoting by phone or by Internet as instructed above; only your latest proxy card, phone or Internet vote will be counted; or

•	by attending the Annual Meeting and voting in person.

Please note, however, that is a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

On April 15, 2011, the record date, there were outstanding and entitled to vote (excluding Company treasury shares) 36,649,264 Shares entitled to one vote per Share.  Only Stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting and at any and all adjournments or postponements thereof..  Stockholders will not be entitled to appraisal rights in connection with any of the matters to be voted on at the Annual Meeting.

Internet Posting of Proxy Materials

Why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

This year, like last year, we are using the Securities and Exchange Commission, or SEC, “Notice Only” rule that allows us to furnish our proxy materials over the Internet to our stockholders instead of mailing paper copies of those materials to each stockholder.  As a result, beginning on or about April 29, 2011, we sent to most of our stockholders by mail a “Notice of Internet Availability of Proxy Materials” containing instructions on how to access our proxy materials over the Internet and vote online.  This notice is not a proxy card and cannot be used to vote your shares.  If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice.  To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

How can I access the proxy materials over the Internet?

Your Notice of the Internet Availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet.  Our proxy materials and annual report on Form 10-K for fiscal year 2010, as well as the means to vote by Internet, are available at www.proxyvote.com

How may I obtain a paper copy of the proxy materials?

If you receive a Notice of the Internet Availability of the proxy materials, you will find on your notice instructions about how to obtain a paper copy of the proxy materials. If you did not receive the notice, you will receive a paper copy of the proxy materials by mail.

What is “householding”?

SEC rules allow a single copy of the proxy materials or the Notice of Internet Availability of proxy materials to be delivered to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family in a manner provided by such rules.  This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.  In accordance with SEC rules, stockholders sharing the same address and last name, or who we reasonably believe are members of the same family, will receive one copy of the proxy materials or notice of internet availability of proxy materials.

How can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and we will publicly disclose the results on a Form 8-K within four business days of the Annual Meeting, as required by Securities and Exchange Commission rules.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, seven Directors are to be elected to serve until their successors have been elected and qualified.  Information regarding such nominees is set forth below.

The accompanying proxy will be voted for the election of the Board’s nominees unless contrary instructions are given.  If any Board nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the Board of Directors reduces the number of nominees, for such other person or persons as the Board of Directors may designate.

Each of the nominees served as a director during fiscal year 2010.  If voting by proxy with respect to the election of Directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes for specific nominees.

There were no arrangements or understandings between any Director or nominee for Director and any other person pursuant to which such person was selected as a Director or nominee for Director.  There are no family relationships among any of our Directors or executive officers or nominees for Director or executive officer, except that Richard Leeds, Bruce Leeds and Robert Leeds are brothers.

Nominees

Name of Nominee	Principal Occupation	Age	Director Since
Richard Leeds	Chairman and Chief Executive Officer of the Company	51	April 1995
Bruce Leeds	Vice Chairman of the Company	55	April 1995
Robert Leeds	Vice Chairman of the Company and Interim Chief Executive of the Company’s Technology Products Group	55	April 1995
Lawrence P. Reinhold	Executive Vice President and Chief Financial Officer of the Company	51	March 2009
Robert D. Rosenthal	Chairman and Chief Executive Officer of First Long Island Investors LLC	62	July 1995
Stacy S. Dick	Chief Financial Officer of Julian Robertson Holdings	54	November 1995
Marie Adler-Kravecas	Retired President of Myron Corporation	51	June 2009

Richard Leeds joined the Company in 1982 and has served as Chairman and Chief Executive Officer of the Company since April 1995.  Mr. Leeds graduated from New York University in 1982 with a B.S. degree in Finance. Mr. Leeds, together with his brothers Bruce and Robert Leeds, are the majority stockholders of the Company and the sons of one of the Company’s founders.  Mr. Leeds served as Co-President and Chief Financial Officer of the Company prior to its becoming a public company in 1995.  Mr. Leeds was selected to serve as Chairman of our Board due to his  experience  and depth of knowledge of the Company and the direct marketing, computer and industrial products industries,  his role in developing and managing the Company’s business strategies and operations,  as well as his exceptional business judgment and leadership qualities.

Bruce Leeds joined the Company in 1977 and has served as Vice Chairman of the Company since April 1995.  Mr. Leeds also served as President of International Operations of the Company from 1990 until March 2005.  Mr. Leeds graduated from Tufts University in 1977 with a B.A. degree in Economics. Mr. Leeds, together with his brothers Richard and Robert Leeds, are the majority stockholders of the Company and the sons of one of the Company’s founders.  Mr. Leeds served as Co-President and Head of International Operations of the Company prior to its becoming a public company in 1995. Mr. Leeds was selected to serve as a director on our Board due to his experience and depth of knowledge of the Company and the direct marketing, computer and industrial products industries, his role in developing and managing the Company’s business strategies and operations, his experience in international business as well as his exceptional business judgment.

Robert Leeds joined the Company in 1977 and has served as Vice Chairman of the Company since April 1995.  Mr. Leeds also served as President of Domestic Operations of the Company from April 1995 until March 2005.  On April 18, 2011, Mr. Leeds was selected to serve as the Interim Chief Executive of the Company’s Technology Products Group.  Mr. Leeds graduated from Tufts University in 1977 with a B.S. degree in Computer Applications Engineering. Mr. Leeds, together with his brothers Richard and Bruce Leeds, are the majority stockholders of the Company and the sons of one of the Company’s founders.  Mr. Leeds served as Co-President and head of Domestic Operations of the Company prior to its becoming a public company in 1995.  Mr. Leeds was selected to serve as a director on our Board because of his experience and depth of knowledge of the Company and  the direct marketing, computer and industrial products industries, his role in developing and managing the Company’s business strategies and operations, his significant computer and technology industry experience as well as his exceptional business judgment.

Lawrence P. Reinhold joined the Company in January 2007 and has served as Executive Vice President and Chief Financial Officer of the Company since that date.  In addition, Mr. Reinhold has served as a Director since March 2009.  Mr. Reinhold was a business, finance and accounting consultant in 2006.  Previously he was Executive Vice President and Chief Financial Officer of Greatbatch, Inc., a publicly traded developer and manufacturer of components used in implantable medical devices from 2002 through 2005; Executive Vice President and Chief Financial Officer of Critical Path, Inc. a publicly traded communications software company in 2001; and a Managing Partner of PricewaterhouseCoopers LLP with responsibility for its Technology, Information, Communications, Media and Entertainment industry practice in the Midwestern United States from 1998 until 2000 (and held other positions at that firm from 1982 until 1998).  He received his B.S. degree summa cum laude in Business Administration in 1982 and his M.B.A. in 1987 from San Diego State University and received his Certified Public Accountant license in California in 1984. Mr. Reinhold was selected to serve as a director on our Board due to his contributions since joining the Company and his extensive experience and expertise in business, finance, accounting, SEC reporting, public company management, mergers and acquisitions and financial systems as well as his serving as a CFO of other public technology companies and a partner with an international accounting firm.

Robert D. Rosenthal has served as an independent Director of the Company since July 1995.  He has been the lead independent director since October 2006.  Mr. Rosenthal is Chairman and Chief Executive Officer of First Long Island Investors LLC, which he co-founded in 1983.  Mr. Rosenthal is a 1971 cum laude graduate of Boston University and a 1974 graduate of Hofstra University Law School.  Mr. Rosenthal is the chairman and CEO of a wealth management company that invests in numerous public companies and is also an attorney and member of the bar of the State of New York.  Mr. Rosenthal was selected to serve as a director on our Board due to his financial, investment and legal experience and acumen.

Stacy S. Dick has served as an independent Director of the Company since November 1995. Mr. Dick has served as Chief Financial Officer of Julian Robertson Holdings since November 2008.  Mr. Dick was a Managing Director of Rothschild Inc. from 2001 to 2008 and served as an executive of other entities controlled by Rothschild family interests. Mr. Dick graduated from Harvard University with an A.B. degree magna cum laude in 1978 and a Ph.D. in Business Economics in 1983.  He has served as an adjunct professor of finance at the Stern School of Business (NYU) since 2004.  Mr. Dick was selected to serve as a director on our Board due to his exceptional knowledge and experience in the areas of business, finance and economics.

Marie Adler-Kravecas has served as an independent Director of the Company since June 2009.  Ms. Adler-Kravecas joined Myron Corporation, an international, business-to-business direct marketing company, in 1984 and served as President from 1999 to 2004.  In 2005, Ms. Adler-Kravecas founded Wellconnected, LLC, a consumer direct marketing company which was sold in 2008.  Ms. Adler-Kravecas is currently retired.  Ms. Adler-Kravecas received a B.S. degree in Marketing and Business Administration from George Washington University in 1981.  She has been a member of the Young President’s Organization since 2003 and The Executive Group from 2004 to 2008.  Ms. Adler-Kravecas has been on the Board of the Children’s Aid and Family Service since 2004.  Ms. Adler-Kravecas was selected to serve as a director on our Board due to her practical experience in direct marketing and international business.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR
NOMINEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1.

CORPORATE GOVERNANCE

Independence of Directors

In connection with its annual review of director independence, the Board has determined that each of the following Directors or nominees of the Company meets the standards for independence required by the New York Stock Exchange and Securities and Exchange Commission rules: Robert D. Rosenthal, Stacy S. Dick and Marie Adler-Kravecas.  The Board made this determination based on (a) the absence of any of the express disqualifying criteria relating to director independence set forth in Section 303A of the Corporate Governance Rules of the New York Stock Exchange and (b) the criteria for independence required of audit committee directors by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards and the Exchange Act), information provided by the Directors to the Company did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the non-employee Directors. The Board has determined that there is no material relationship between the Company and each of Mr. Rosenthal, Mr. Dick and Ms. Adler-Kravecas (directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company) and that each of them is independent pursuant to the NYSE listing standards . In making its determination, the Board took into consideration that a private partnership, in which Messrs. Richard, Robert and Bruce Leeds are general partners, has invested funds with a private investment firm, of which Robert D. Rosenthal is Chairman and CEO. The Board (in each case with Mr. Rosenthal and Messrs. Richard, Robert and Bruce Leeds being recused) determined that such relationship was not material to Messrs. Richard, Robert and Bruce Leeds individually or collectively or to Mr. Rosenthal.

As a “controlled company,” the Company is exempt from the New York Stock Exchange requirement that listed companies have a majority of independent directors.  A “controlled company” is defined by the New York Stock Exchange as a company of which more than 50% of the voting power for the election of directors is held by an individual, group or other company.  The Company is a “controlled company” in that more than 50% of the voting stock for the election of directors of the Company, in the aggregate, is owned by certain members of the Leeds family (including Richard Leeds, Robert Leeds and Bruce Leeds, each of whom is an officer and Director of the Company) and certain Leeds’ family trusts (collectively, the “Leeds Group”).  The members of the Leeds Group have entered into a Stockholders Agreement with respect to certain Shares they each own.  See “Transactions With Related Persons” below.

Meetings of Non-Management Directors

The New York Stock Exchange requires the “non-management directors” or independent directors of a NYSE-listed company to meet at regularly scheduled executive sessions without management and to disclose in their annual proxy statements (1) the name of the non-management director who is chosen to preside at all regularly-scheduled executive sessions of the non-management members of the board of directors and (2) a method for all interested parties to communicate directly with the presiding director or with the non-management directors as a group (this method is described below under “Communications with Directors”). The Board’s non-management or independent directors meet separately in executive sessions, chaired by the Lead Independent Director (currently Robert D. Rosenthal), at least quarterly.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines, which are available on the Corporate Governance page of our website at www.systemax.com .  The Corporate Governance Guidelines were last amended in April 2010.

Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board.  The Nominating/Corporate Governance Committee assesses the Guidelines annually and makes recommendations to the Board on any changes to implement.  Our Guidelines address, among other things:

•	the role and functions of our Board of Directors and management;

•	director qualifications, including our director independence standards and director nomination and selection;

•	the requirement to hold separate executive sessions of the independent directors;

•	the conduct of Board meetings;

•	policies for setting director compensation;

•	director orientation and continuing education;

•	policies regarding director access to management, employees and independent advisors; and

•	the annual self-assessment of the Board to evaluate the effectiveness.

Corporate Ethics Policy

The Company has adopted a Corporate Ethics Policy that applies to all employees of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller, its principal accounting officer.  The Corporate Ethics Policy is designed to deter wrongdoing and to promote honest and ethical conduct, compliance with applicable laws and regulations, full and accurate disclosure of information requiring public disclosure and the prompt reporting of Policy violations.  The Company’s Corporate Ethics Policy is available on the Company’s website (www.systemax.com ).  We intend to disclose on our website, in accordance with applicable laws and regulations, amendments to, or waivers from, our Corporate Ethics Policy.  Our Corporate Ethics Policy was last amended in March 2010.

Communications with Directors

Stockholders of the Company who wish to communicate with the Board or any individual Director can write to Systemax Inc., Attention: Investor Relations, 11 Harbor Park Drive, Port Washington, NY 11050 or send an email to investinfo@systemax.com.  Your letter or email should indicate that you are a stockholder of the Company.  Depending on the subject matter of your inquiry, management will forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, as might be the case if you request information about the Company or it is a stockholder related matter; or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.  At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to any requesting Director.

Interested parties, including non-stockholders wishing to communicate directly with the Lead Independent Director or the non-management members of the Board as a group should address their inquires by mail sent to the attention of Robert D. Rosenthal, Lead Independent Director, at the Company’s principal executive office located at 11 Harbor Park Drive, Port Washington, NY 11050.  All communications will be promptly relayed to the appropriate recipient(s).

Interested parties, including non-stockholders wishing to communicate directly with the Chairman of the Audit Committee or the Audit Committee as a group should address their inquires by mail to the attention of Stacy S. Dick, Audit Committee Chairman, at the Company’s principal executive office located at 11 Harbor Park Drive, Port Washington, NY 11050.  All communications will be promptly relayed to the appropriate recipient(s).

Director Attendance at Annual Meetings

At last year’s annual meeting, held on June 11, 2010, three Directors attended the meeting, including the Chairman of the Board and the Lead Independent Director.  The Company does not have a policy with regards to Directors’ attendance at annual stockholder meetings.

Board Meetings

During fiscal year 2010, the Board of Directors held five meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings, the Nominating/Corporate Governance Committee held four meetings, and the Executive Committee held no meetings.  All of the Directors attended at least 75% of all of the meetings of the Board and the respective committees of the Board of which they were members.

Committees of the Board

The Board of Directors has the following standing committees:

Audit Committee

The Audit Committee is appointed by the Board to assist the Board with oversight of (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence and qualifications of the Company’s external auditors, and (iv) the performance of the Company’s internal audit function and external auditors.  It is the Audit Committee’s responsibility to retain or terminate the Company’s independent registered public accountants, who audit the Company’s financial statements, and to prepare the Audit Committee report that the Securities and Exchange Commission requires to be included in the Company’s Annual Proxy Statement.  (See “Report of the Audit Committee” below.)  As part of its activities, the Audit Committee meets with the Company’s independent registered public accountants at least annually to review the scope and results of the annual audit and quarterly to discuss the review of the quarterly financial results.  In addition, the Audit Committee receives and considers the independent registered public accountants’ comments and recommendations as to internal controls, accounting staff, management performance and auditing procedures.  The Audit Committee is also responsible for establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

In addition, the Audit Committee is responsible for reviewing, and discussing with management and reporting to the Board regularly, the Company’s risk assessment and risk management processes.  While it is the job of senior management to assess and manage the Company’s exposure to risk under the oversight of the Board of Directors, the Audit Committee reviews and discusses with management the Company’s risk management process.  In addition, the Audit Committee works together with the Compensation Committee regarding the Company’s compensation policies for all of the Company’s employees as the policies relate to the Company’s risk management goals and objectives. The Audit Committee also discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Audit Committee Charter was last amended in April 2010. A copy of the Audit Committee Charter is available on the Company’s website, www.systemax.com.

The current members of the Audit Committee are Stacy S. Dick (chairman), Robert D. Rosenthal and Marie Adler-Kravecas.  None of the current members or nominees of the Audit Committee are officers or employees of the Company.  The Committee meets regularly both with and without management participation.  As noted above, in the judgment of the Board, each of the members of the Audit Committee meets the standards for independence required by the rules of the Securities and Exchange Commission and the New York Stock Exchange.  In addition, the Board has determined that Mr. Dick and Mr. Rosenthal are “audit committee financial experts” as defined by regulations of the Securities and Exchange Commission.

The Company does not have a standing policy on the maximum number of audit committees of other publicly owned companies on which the members of the Audit Committee may serve.  However, if a member of the Audit Committee simultaneously serves on the audit committee of more than two other publicly-owned companies, the Board must determine whether such simultaneous service would impair the ability of such member to effectively serve on the Audit Committee.  Any such determination will be disclosed in the Company’s annual proxy statement.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s responsibilities include, among other things (i) identifying individuals qualified to become Board members and recommending to the Board nominees to stand for election at any meeting of stockholders, (ii) identifying and recommending nominees to fill any vacancy, however created, in the Board, and (iii) developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance principles (including director qualification standards, responsibilities and compensation) and periodically reviewing the code and principles.  The current members of the Nominating/Corporate Governance Committee are Robert D. Rosenthal (Chairman), Stacy S. Dick and Marie Adler-Kravecas.  In nominating candidates to become Board members, the Committee shall take into consideration such factors as it deems appropriate, including the experience, skill, integrity and background of the candidates.  The Committee may consider candidates proposed by management or stockholders but is not required to do so.  The Committee does not have any formal policy with regard to the consideration of any Director candidates recommended by the security holders or any minimum qualifications or specific procedure for identifying and evaluating nominees for Director as the Board does not believe that such a formalistic approach is necessary or appropriate at this time.

The Nominating/Corporate Governance Committee is responsible for developing and recommending to the Board a set of risk management policies and procedures, including the Company’s compensation policies for all its employees as they relate to risk management, and to review these policies and procedures annually.

The Nominating/Corporate Governance Committee, in seeking qualified Board members, does not have a policy regarding utilizing diversity, however defined, in its selection process.  The Nominating/Corporate Governance Committee looks for individuals who have very high integrity, significant business experience and a deep genuine interest in the Company.  We believe that each of the director nominees and other directors bring these qualifications to our Board of Directors.  Moreover, they provide our board with a diverse complement of specific business skills, experience and perspectives.

The Nominating/Corporate Governance Committee Charter was last amended in April 2010.  The Nominating/Corporate Governance Committee Charter is available on the Company’s website (www.systemax.com).

Stockholder Nominations for Director

Stockholders may propose candidates for Board membership by writing to Systemax Inc., Attention: Nominating/Corporate Governance Committee, 11 Harbor Park Drive, Port Washington, NY 11050 so that the nomination is received by the Company by February 10, 2012 to be considered for the 2012 annual meeting.  Any such proposal shall contain the name, Company security holdings (direct or indirect; of record and/or beneficially) and contact information of the person making the nomination; a description of all direct and indirect related party transactions, compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between the stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the nominee and his or her respective affiliates, associates and others with whom they are acting in concert, on the other hand; the nominee’s name, age, address and other contact information; any direct or indirect holdings, beneficially and/or of record, of the Company’s securities by the nominee; any information regarding the nominee required to be disclosed about directors under applicable securities laws and/or stock exchange requirements; information regarding related party transactions with the Company and/or the stockholder submitting the nomination and/or the nominee;; any actual or potential conflicts of interest; the nominee’s biographical data, current public and private company affiliations, employment history (including current principal employment) and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.  Nominees proposed by stockholders will receive the same consideration as other nominees.

Compensation Committee

The Compensation Committee’s responsibility is to review and approve corporate goals relevant to the compensation of the Chief Executive Officer and, after an evaluation of the Chief Executive Officer’s performance in light of such goals, to set the compensation of the Chief Executive Officer.  The Compensation Committee also approves (a) the annual compensation of the other executive officers of the Company, (b) the annual compensation of certain subsidiary managers, and (c) all individual stock-based incentive grants.  The Committee is also responsible for reviewing and making periodic recommendations to the Board with respect to the general compensation, benefits and perquisite policies and practices of the Company including the Company’s incentive-based and equity-based compensation plans.  The Compensation Committee also prepares an annual report on executive compensation for inclusion in the annual proxy statement.  (See “Compensation Committee Report to Stockholders” below.) The current members of the Compensation Committee are Robert D. Rosenthal (Chairman), Stacy S. Dick and Marie Adler-Kravecas.

In addition, it is the Compensation Committee’s responsibility to consider, and work together with the Company’s Audit Committee regarding, the Company’s compensation policies for all its employees in the context of how such policies affect and promote the Company’s risk management goals and objectives.

The Compensation Committee Charter was last amended in April 2010.  The Compensation Committee Charter is available on the Company’s website (www.systemax.com).

Executive Committee

The Executive Committee consists of the Chairman of the Board and any Vice Chairman and such other Directors as may be named thereto by the Board.  The current members of the Executive Committee are Messrs. Richard Leeds, Robert Leeds, Bruce Leeds and Robert D. Rosenthal, the Lead Independent Director. Among other duties as may be assigned by the Board from time to time, the Executive Committee is authorized to oversee the operations of the Company, supervise the executive officers of the Company, review and make recommendations to the Board regarding the strategic direction of the Company and review and make recommendations to the Board regarding all possible acquisitions or other significant business transactions.  The Executive Committee is also authorized to manage the affairs of the Corporation between meetings of the Board; the Committee has all of the powers of the Board not inconsistent with any provisions of the Delaware General Corporation Law, the Company’s Certificate of Incorporation or By-Laws or other resolutions adopted by the Board, but does not generally exercise such authority.

Board Leadership Structure

As noted above, our Board currently includes three independent Directors. Richard Leeds has served as Chairman and Chief Executive Officer since April 1995.  Since May 2006 (in connection with adopting various corporate governance enhancements) our independent directors have designated one of the independent directors as Lead Independent Director. We believe that the current mix of employee directors and non-employee independent directors that make up our Board, along with the independent oversight of our Lead Independent Director, benefits the Company and its stockholders.

Although the Board does not have an express policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee, the Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of the Company and its stockholders at the time of such determination.  At this time, the Board of Directors believes that Mr. Leeds’s service as both Chairman of the Board and CEO is in the best interest of the Company and its stockholders. Mr. Leeds possesses in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the matters that are most critical to the Company and its stockholders.  His combined role has produced decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, particularly during times of turbulent economic conditions.

The Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions.  Following an executive session of independent directors, the Lead Independent Director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. We believe the Company, like many U.S. companies, has been well-served by this leadership structure.

Lead Independent Director

The independent Directors elect one independent Director to serve as a Lead Independent Director. In addition to presiding at executive sessions of nonemployee Directors, the Lead Independent Director has the responsibility to coordinate the activities of the independent Directors, and to perform the following functions: (a) advise the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent Directors can perform their duties responsibly while not interfering with the flow of the Company’s operations; (b) provide the Chairman with input as to the preparation of agendas for the Board and committee meetings; (c) advise the Chairman as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties, and although the Company’s management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material; (d) recommend to the Chairman the retention of consultants who report directly to the Board; (e) assist the Board and the Company’s officers in assuring compliance with and implementation of the corporate governance policies; and be principally responsible for recommending revisions to the corporate governance policies; (f) coordinate and develop the agenda for, and moderate executive sessions of, the independent directors of  the Board, and act as principal liaison between the independent directors and the Chairman on sensitive issues; and (g) recommend to the Chairman the membership of the various Board committees.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders. Our Corporate Governance Guidelines, as amended in April 2010, provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

Our Board as a whole is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and seeks to ensure that appropriate risk mitigation strategies are implemented by management.  Risk management is a recurring Audit Committee and Board quarterly agenda item, and is considered part of strategic planning.  The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and receives information relating to material Company risk from management and from the Company’s Legal, Risk Management/Insurance and Internal Audit Departments.

The Board has delegated to each of its committees oversight of certain aspects of the Company’s risk management process.  Among its duties, the Audit Committee reviews with management (a) Company processes with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements.  The Compensation Committee is responsible for considering and working together with the Audit Committee regarding the Company’s compensation policies for all its employees in the context of how such policies affect and promote the Company’s risk management goals and objectives. The Nominating/Corporate Governance Committee is responsible for developing and recommending to the Board a set of risk management policies and procedures, including the Company’s compensation policies for all its employees as they relate to risk management, and to review these policies and procedures annually. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

The Company’s senior management is responsible for day-to-day risk management. Our Internal Audit Department serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.  The Internal Auditor reports directly to our Chief Financial Officer and Audit Committee quarterly, and the Audit Committee considers risk management issues as part of its quarterly agenda.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee of the Board operates under its Charter, which was originally adopted by the Board in 2000 and revised in February 2003, August 2006, February 2009 and April 2010.  As set forth in its Charter, the Audit Committee’s job is one of oversight.  Management is responsible for the Company’s financial statements, internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with the Company’s policies and legal requirements.  The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuance of a report thereon, and for monitoring the effectiveness of the Company’s internal controls; they also perform limited reviews of the Company’s unaudited quarterly financial statements.

The Audit Committee’s responsibility is to engage the independent registered public accountants, monitor and oversee these accounting, financial and audit processes and report its findings to the full Board.  It also investigates matters related to the Company’s financial statements and controls as it deems appropriate.  In the performance of these oversight functions, the members of the Audit Committee rely upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accountants, as well as by other experts that the Committee hires.

The Audit Committee met with the Company’s independent auditors to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the year ended December 31, 2010.  The Audit Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the independent auditors’ evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Management represented to the Audit Committee that the Company’s consolidated financial statements for fiscal 2010 were prepared in accordance with U.S. generally accepted accounting principles.  It discussed with Ernst & Young LLP, the Company’s independent registered public accountants for fiscal 2010, those matters required to be reviewed pursuant to Statement of Accounting Standards No. 61 (“Communication with Audit Committees”), as amended by Statement of Accounting Standards No. 90 (Audit Committee Communications).  The Audit Committee has received from Ernst & Young LLP written independence disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and had a discussion with Ernst & Young LLP regarding their independence.

Based on the review of the representations of management, the discussions with management and the independent registered public accountants and the review of the Report of Ernst & Young LLP, Independent Registered Public Accounting Firm, to the Committee, the Audit Committee recommended to the Board that the financial statements of the Company for fiscal year 2010 as audited by Ernst & Young LLP be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Stacy S. Dick (Chairman)
Robert D. Rosenthal
Marie Adler-Kravecas

*
The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

EXECUTIVE OFFICERS

There are no arrangements or understandings between any officer and any other person pursuant to which such person was selected as an officer.

The following table sets forth certain information with respect to the executive officers of the Company as of April 22, 2011.

Name	Age	Position
Richard Leeds	51	Chairman and Chief Executive Officer; Director
Bruce Leeds	55	Vice Chairman; Director
Robert Leeds	55	Vice Chairman; Director; Interim Chief Executive of the Company’s Technology Products Group
Lawrence Reinhold	51	Executive Vice President and Chief Financial Officer; Director
Thomas Axmacher	52	Vice President and Controller
Curt Rush	57	General Counsel and Secretary
Benjamin White	42	Vice President and Internal Auditor
Gilbert Fiorentino1	51	Chief Executive of the Company’s Technology Products Group; Director

For biographical information about Richard Leeds, Bruce Leeds, Robert Leeds and Lawrence Reinhold, see page 9 of this Proxy Statement.

Thomas Axmacher was appointed Vice President and Controller of the Company effective October 2, 2006.  He was previously Chief Financial Officer of Curative Health Services, Inc., a publicly traded health care company.  He held that position from 2001 to 2006.  From 1991 to 2001 Mr. Axmacher served as Vice President and Controller of that company.  From 1986 to 1991 Mr. Axmacher served as Vice President and Controller of Tempo Instrument Group, an electronics manufacturer.  Mr. Axmacher received his B.S. degree in Accounting in 1982 from Albany University and his M.B.A. in 1992 from Long Island University.

Curt Rush has been General Counsel and Secretary of the Company since 1996.  Prior to joining the Company, Mr. Rush was employed from 1993 to 1996 as Corporate Counsel to Globe Communications Corp. and from 1990 to 1993 as Corporate Counsel to the Image Bank, Inc.  Prior to that, he was a corporate attorney with the law firms of Shereff, Friedman, Hoffman & Goodman and Schnader, Harrison, Segal & Lewis.  Mr. Rush graduated from Hunter College in 1981 with a B.A. degree in Philosophy and graduated with honors from Brooklyn Law School in 1984 where he was Second Circuit Review Editor of the Law Review.  He was admitted to the Bar of the State of New York in 1985.

Benjamin White was appointed Vice President and Internal Auditor on November 16, 2009.  He joined the Company in 2007 from Black & Decker, where he was Director of Internal Controls and Compliance.  Prior to that, he was a Senior Manager in the public accounting firm of Ernst & Young.  Mr. White has over 15 years of internal and external audit experience.

Gilbert Fiorentino joined the Company in 1995 as President of Tiger Direct, Inc. a subsidiary of the Company and has served as Chief Executive of the Company’s Technology Products Group and as a Director of the Company since 2004.  Mr. Fiorentino graduated from the University of Miami in 1981 with a B.S. degree in Economics and graduated from the University of Miami Law School in 1984.  Mr. Fiorentino was selected to serve as a director on our Board due to his business acumen and his management and marketing experience in the technology products business, including computer and consumer electronic product sales, as well as his retail sales experience, including direct marketing via online, catalogs and B2B relationship sales as well as brick and mortar store retail sales.

__________________________
1 As previously reported in the Company’s Form 8-K filed on April 20, 2011, on April 18, 2011 the Company notified Mr. Fiorentino that it intends to terminate his employment pursuant to the terms of his employment agreement.  As required by his agreement, the Company has scheduled a meeting of its Executive Committee for May 3, 2011 to address this matter.  Following that meeting, the Company will make its final determination as to his employment.  Mr. Fiorentino has been placed on administrative leave pending the outcome of the meeting.  See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 and “Potential Payments Upon Termination or Change of Control- Gilbert Fiorentino” at page 33 for additional information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of the Shares as of April 22, 2011, by (i) each of the Directors, (ii) each of the named executive officers listed in the summary compensation table, (iii) all current Directors and officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities.

As used in this table “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security.  A person is deemed as of any date to have “beneficial ownership” of any security that such person owns or has a right to acquire within 60 days after such date.  Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.  Unless otherwise stated, each person owns the reported shares directly and has the sole right to vote and determine whether to dispose of such shares.

A total of 37,718,212 Shares were outstanding as of April 22, 2011.

	Amount and Nature of Beneficial Ownership(a)	Percent of Class
Richard Leeds (1)	12,754,958	33.8%
Bruce Leeds (2)	9,267,777	24.6%
Robert Leeds (3)	9,977,333	26.5%
Lawrence Reinhold (4)	211,000	*
Robert D. Rosenthal (5)	51,238	*
Stacy Dick (6)	28,362	*
Marie Adler-Kravecas (7)	7,010	*
Gilbert Fiorentino (8)1	1,480,718	3.9%
All current Directors and executive officers of the Company (11 persons)	26,661.879	70.7%

Other Beneficial Owners of 5% or More of the Company’s Voting Stock
Thomas W. Smith (9)	2,833,561	7.5%

(a)	Amounts listed in this column may include shares held in partnerships or trusts that are counted in more than one individual’s total.

*	less than 1%

(1)
Includes 1,136,666 shares owned by Mr. Leeds directly, 2,501,545 shares owned by the Richard Leeds 2010 GRAT and 2,083,829 shares owned by the Richard Leeds 2009 GRAT.  Also includes 1,838,583 shares owned by a limited partnership of which Richard Leeds is the general partner, 235,850 shares owned by a limited partnership of which a limited liability company controlled by Mr. Leeds is the general partner, 4,438,685 shares owned by trusts for the benefit of his brothers’ children for which Richard Leeds acts as co-trustee and 519,800 shares owned by a limited partnership in which Richard Leeds has an indirect pecuniary interest.  Mr. Leeds’ mailing address is Richard Leeds, c/o Systemax Inc., 11 Harbor Park Drive, Port Washington, NY 11050.

(2)
Includes 2,137,166 shares owned by Mr. Leeds directly, 1,615,716 shares owned by the Bruce Leeds 2010 GRAT and 1,263,034 shares owned by the Bruce Leeds 2009 GRAT.  Also includes 3,732,061 shares owned by trusts for the benefit of his brothers’ children for which Bruce Leeds acts as co-trustee and 519,800 shares owned by a limited partnership in which Bruce Leeds has an indirect pecuniary interest.  Mr. Leeds’ mailing address is Bruce Leeds, c/o Systemax Inc., 11 Harbor Park Drive, Port Washington, NY 11050.

(3)
Includes 137,168 shares owned by Mr. Leeds directly, 3,303,332 shares owned by the Robert Leeds 2010 GRAT and 1,930,195 shares owned by the Robert Leeds 2009 GRAT.  Also includes 4,086,838 shares owned by trusts for the benefit of his brothers’ children for which Robert Leeds acts as co-trustee and 519,800 shares owned by a limited partnership in which Robert Leeds has an indirect pecuniary interest.  Mr. Leeds’ mailing address is Robert Leeds, c/o Systemax Inc., 11 Harbor Park Drive, Port Washington, NY 11050.

___________________________
1  Mr. Fiorentino is on administrative leave from his position with the Company.  See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 and “Potential Payments Upon Termination or Change of Control- Gilbert Fiorentino” at page 33 for additional information.

(4)
Includes options to acquire a total of 187,500 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 1999 Long-Term Stock Incentive Plan and 17,500 restricted stock units granted pursuant to the Company’s 2010 Long Term Stock Incentive Plan that vest on May 15, 2011.

(5)
Includes options to acquire a total of 9,000 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 1995 and 2006 Stock Incentive Plans for Non-Employee Directors.

(6)
Includes options to acquire a total of 15,250 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 1995 and 2006 Stock Incentive Plans for Non-Employee Directors.

(7)
Includes options to acquire a total of 5,000 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 2006 Stock Incentive Plan for Non-Employee Directors.

(8)
Includes options to acquire a total of 580,001 shares subject to options pursuant to the Company’s 1999 Long-Term Stock Incentive Plan and 100,000 restricted stock units, but subject to the terms of his Employment Agreement.

(9)
Based on information supplied by Thomas W. Smith, Scott J. Vassalluzzo, and Stephen M. Fischer in a Schedule 13G filed with the SEC on February 14, 2011. The address of each of these individuals is 323 Railroad Avenue, Greenwich, Connecticut 06830. Messrs. Smith, Vassalluzzo and Fischer have the shared power to vote or dispose or to direct the vote or the disposal of 2,233,561, 2,158,861 and 2,082,861 shares, respectively.  In addition, Mr. Smith has the sole power to vote or to direct the vote of 600,000 shares and the sole power to dispose or to direct the disposition of 600,000 shares, Mr. Vassalluzzo has the sole power to vote or to direct the vote of and to dispose or to direct the disposition of 0 shares and Mr. Fischer has the sole power to vote or to direct the vote of and to dispose or to direct the disposition of 0 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, Directors and ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on its review of the copies of Section 16(a) forms received by it, or written representations from certain reporting persons, the Company believes its executive officers, Directors and ten-percent stockholders complied with all such filing requirements for fiscal year 2010.

TRANSACTIONS WITH RELATED PERSONS

Under the Company’s Corporate Ethics Policy, all officers, Directors and employees (collectively the “Company Representatives”) are required to avoid conflicts of interest, appearances of conflicts of interest and potential conflicts of interest.  A “conflict of interest” occurs when a Company Representative’s private interest interferes in any way with the interests of the Company.  A conflict can arise when a Company Representative takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interest also arise when a Company Representative, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Company Representatives cannot allow any consideration such as the receipt of gifts or financial interests in other businesses or personal or family relationships to interfere with the independent exercise of his or her business judgment and work activities to the benefit of the Company.  Loans to, or guarantees of obligations of, Company Representatives are prohibited unless permitted by law and authorized by the Board or a Committee designated by the Board.  If a Company Representative becomes aware of a potential conflict of interest he or she must communicate such potential conflict of interest to the Company.

The Company’s written corporate approval policy requires transactions with related persons, including but not limited to leases with related persons and sales or purchases of Company assets by related persons, to be reviewed and approved or ratified by the Company’s Audit Committee as well as by the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel.  In this regard, all such transactions are first discussed with the Chief Financial Officer and are submitted to the General Counsel’s office, including for an initial determination of whether such further related person transaction review is required.  The Company utilizes the definition of related persons under applicable SEC rules, defined as any executive officer, director or nominee for director of the Company, any beneficial owner of more than 5% of the outstanding shares of the Company’s common stock, or any immediate family member of any such person.  In reviewing these transactions, the Company strives to assure that the terms of any agreement between the Company and a related party is at arm’s length, fair and at least as beneficial to the Company as could be obtained from third parties.  The Audit Committee, in its discretion, may consult with third party appraisers, valuation advisors or brokers to make such determination.

Leases

The Company has leased its facility in Port Washington, NY since 1988 from an entity owned by Richard Leeds, Bruce Leeds and Robert Leeds, Directors of the Company.  Rent expense under this lease totaled approximately $1.0 million for fiscal year 2010.  The Company believes that these payments were no higher than would be paid to an unrelated lessor for comparable space.

Stockholders Agreement

Certain members of the Leeds family (including Richard Leeds, Bruce Leeds and Robert Leeds) and family trusts of Messrs. Leeds entered into a stockholders agreement pursuant to which the parties agreed to vote in favor of the nominees for the Board designated by the holders of a majority of the Shares held by such stockholders at the time of the Company’s initial public offering of the Shares.  In addition, the agreement prohibits the sale of the Shares without the consent of the holders of a majority of the Shares held by all parties to the agreement, subject to certain exceptions, including sales pursuant to an effective registration statement and sales made in accordance with Rule 144.  The agreement also grants certain drag-along rights in the event of the sale of all or a portion of the Shares held by holders of a majority of the Shares.  As of the end of fiscal year 2010, the parties to the stockholders agreement beneficially owned 25,286,700 Shares subject to such agreement (constituting approximately 69% of the Shares outstanding).

Pursuant to the stockholders agreement, the Company granted to the parties demand and incidental, or “piggy-back,” registration rights with respect to the Shares.  The demand registration rights generally provide that the holders of a majority of the Shares may require, subject to certain restrictions regarding timing and number of Shares that the Company register under the Securities Act all or part of the Shares held by such stockholders.  Pursuant to the incidental registration rights, the Company is required to notify such stockholders of any proposed registration of any Shares under the Securities Act and if requested by any such stockholder to include in such registration any number of shares of Shares held by it subject to certain restrictions.  The Company has agreed to pay all expenses and indemnify any selling stockholders against certain liabilities, including under the Securities Act, in connection with the registration of Shares pursuant to such agreement.

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of the end of fiscal year 2010 is as follows:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category
Equity compensation plans approved by security holders	2,119,085	$9.37	7,465,000
Equity compensation plans not approved by security holders	—	—	—
Total..	2,119,085	$9.37	7,465,000

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation.  Following this discussion, you will find a series of tables containing more specific details about the compensation earned by, or awarded to, the following individuals, whom we refer to as the Named Executive Officers or NEOs.  This discussion focuses on compensation practices relating to the NEO’s for our 2010 fiscal year.

Our NEO’s in 2010 (based on total 2010 compensation earned) were as follows:

Richard Leeds	Chairman; Chief Executive Officer
Bruce Leeds	Vice Chairman
Robert Leeds	Vice Chairman
Gilbert Fiorentino3	Chief Executive - Technology Products Group
Lawrence Reinhold	Executive Vice President; Chief Financial Officer

Central Objectives and Philosophy of Our Executive Compensation Programs

The Company’s executive compensation programs are designed to achieve a number of important objectives, including attracting and retaining individuals of superior ability and managerial talent, rewarding individual contributions to the achievement of the Company’s short and long-term financial and business objectives, promoting integrity and good corporate governance, and motivating our executive officers to manage the Company in a manner that will enhance its growth and financial performance for the benefit of our stockholders, customers and employees.  Accordingly, in determining the amount and mix of compensation, the Compensation Committee seeks both to provide a competitive compensation package and to structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term stockholder value, as well as to promote executive retention.

Our Compensation Committee seeks to design compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation.  The Company’s variable pay programs are designed to reward outstanding individual and team performance while mitigating risk taking behavior that might affect financial results.  We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.  We believe the following factors are effective in mitigating risk relating to our compensation programs:

•	Multiple Performance factors: We use multiple performance factors that encourage executives to focus on the overall health of the business rather than a single financial measure.

•	Award Cap. Our 2010 NEO Cash Bonus Plan and our 2011 NEO Cash Bonus Plan (both discussed below) cap the maximum award payable to any individual.

•
Clawback Provision.  The Company’s 2010  NEO Cash Bonus Plan and 2011 NEO Cash Bonus Plan provide the Company the ability to recapture all or a portion of cash awards (i) from our executive officers to the extent a bonus resulted from reported financial results that upon restatement of such results (other than as a result of changes in accounting principles) would not have generated the bonus or would have generated a lower bonus or (ii)from an executive officer if the Board learns of any misconduct by the executive officer that contributed to the Company having to restate all or a portion of its financial statements.  In addition, the Board may recapture cash bonus awards from an executive if the Board determines that the executive engaged in serious ethical misconduct.

•
Management Processes.  Board and management processes are in place to oversee risk associated with the Company’s operations.  Our Board as a whole is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and seeks to ensure that appropriate risk mitigation strategies are implemented by management.  The Company has recently enhanced its risk management processes, and risk management will be a recurring Audit Committee and Board quarterly agenda item, and is considered part of strategic planning.  The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and receives information relating to material risks affecting the Company from management and from our Legal, Risk Management/Insurance and Internal Audit departments.

__________________________
3 Mr. Fiorentino is on administrative leave from his position with the Company.  See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 and “Potential Payments Upon Termination or Change of Control- Gilbert Fiorentino” at page 33 for additional information.

•
Long Term Equity Compensation.  A number of factors mitigate risks inherent in long-term equity compensation, specifically the vesting period for stock options and restricted stock unit grants, which we believe causes our executives to focus on long term achievements and on building stockholder value.

We believe that our compensation policies for employees generally throughout our organization are not reasonably likely to have a material adverse effect on our company.  From time to time a limited number of key managers are eligible to receive stock options and/or restricted stock units in varying amounts based on the judgment of the Compensation Committee.  However, all awards are subject to years long vesting periods.

Elements of Our Executive Compensation Programs

To promote the objectives described above, our executive compensation programs consist of the following principal elements:

•	Base salary;

•	Non-equity incentive cash compensation, referred to for discussion purposes as bonuses;

•	Stock–based incentives and

•	Benefits, perquisites and other compensation.

The Committee does not maintain formal policies for specifically allocating compensation among current and long-term compensation or among cash and non-cash compensation elements.  Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the Company’s key compensation goals set forth above.  The Company does not have a formal policy regarding internal pay equity.

Base Salary - Salary levels are subjectively determined based on individual and Company performance as well as an objective assessment of prevailing salary levels for comparable companies, derived from widely available published reports of the average of prevailing salary levels for comparable companies (based on industry, revenues, number of employees, location and similar factors) in the Company’s geographic region.  Such reports do not identify the component companies.  Each of Mr. Reinhold’s and Mr. Fiorentino’s minimum salary is set pursuant to his respective employment agreement.

Cash Bonuses - Incentive cash compensation of the Company’s NEO’s under the 2010 NEO Cash Bonus Plan described below (and implemented under our 2010 Long Term Incentive Plan, described below) is based primarily upon an evaluation of Company performance as it relates to three general business areas:

•
Operational and Financial Performance (utilizing standard metrics such as net sales, operating income, consolidated net income, earnings before interest and taxes (“EBIT”), gross margin, operating margin, earnings per share, working capital, return on invested capital, stockholder equity and peer group comparisons);

•
Strategic Accomplishments (including growth in the business, implementation of systems, process and technology improvements, and growth in the value of the Company’s assets, including through strategic acquisition transactions); and

•
Corporate Governance and Oversight (encompassing legal and regulatory compliance and adherence to Company policies including the timely filing of periodic reports with the SEC, the Sarbanes-Oxley Act, environmental, employment and safety laws and regulations and the Company’s corporate ethics policy).

Pursuant to SEC rules, the Company is not disclosing the specific performance targets and actual performance measures for the goals used in its 2010 Bonus Plan and 2011 Bonus Plan because they represent confidential financial information that the Company does not disclose to the public, and the Company believes that disclosure of this information would cause us competitive harm. The Company believes that these performance goals were reasonably challenging to achieve.  Targets are set such that only exceptional performance will result in payouts above the target incentive and poor performance will result in no incentive payment.  We set the target performance goals at a level for which there is a reasonable chance of achievement based upon forecasted performance.  Scenarios were developed based upon a range of assumptions used to build our annual budget.  We did not perform specific analysis on the probability of the achievement of the target performance goals given that the market is difficult to predict.  Rather, we relied upon our experience in setting the goals guided by our objective of setting a reasonably attainable and motivationally meaningful goal.

In determining the compensation of a particular executive, consideration is given to the specific corporate responsibilities that such executive is charged with as they relate to the foregoing business areas.

Historically, different approaches were used to pay cash bonus compensation, as described below.  In 2009, the Company moved towards a more uniform and target driven incentive compensation structure for its executives; see the discussion below of our 2009 NEO Cash Bonus Plan, our 2010 NEO Cash Bonus Plan and our 2011 NEO Cash Bonus Plan.

Stock-Based Incentives - Stock-based incentives, at the present time consisting of (a) stock options granted at 100% of the stock’s fair market value on the grant date (based on the NYSE closing price of the Company’s common stock on that date) and/or (b) restricted stock units granted subject to certain conditions, constitute the long-term portion of the Company’s executive compensation package.  Stock based compensation provides an incentive for executives to manage the Company with a view to achieving results which would increase the Company’s stock price over the long term and, therefore, the return to the Company’s stockholders.  Stock option, restricted stock and restricted stock unit grants must be approved by the Compensation Committee; however, the Compensation Committee is permitted to delegate this authority to officers of the Company regarding awards to employees who are not officers or directors of the Company and who are not, and are not expected to become, “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  We do not use any specific allocation percentage or formula in determining the size of the cash and equity based components of compensation in relation to each other.

The Compensation Committee is cognizant of the timing of the grant of stock based compensation in relation to the publication of Company earnings releases and other public announcements.  Stock based compensation grants will not be made, generally, until after the Company has disclosed, and the market has had an opportunity to react to, material, potentially market-moving, information concerning the Company.

Richard Leeds, Bruce Leeds and Robert Leeds have not historically received stock options or other stock-based incentives as part of their compensation since the Company’s initial public offering, and did not receive any such compensation in 2008, 2009 or 2010.  As described below, Mr. Reinhold received stock options in 2009 and restricted stock units in 2010.  As described below, Gilbert Fiorentino has received stock-based compensation in the past; however, he did not receive new equity compensation grants in 2008, 2009 or 2010.

Benefits, Perquisites and Other Compensation - The Company provides various employee benefit programs to its employees, including NEO’s.  These benefits include medical, dental, life and disability insurance benefits and our 401(k) plan, which includes Company contributions.  The Company also provides Company-owned or leased cars or automobile allowances and related reimbursements to certain NEO’s and certain other Company managers which are not provided to all employees.  Certain Company executives also have or are entitled to receive severance payments, and/or change of control payments pursuant to negotiated employment agreements they have with the Company (see below).  The Company does not provide to executive officers any (a) pension benefits or (b) deferred compensation under any defined contribution or other plan on a basis that is not tax-qualified.

Tax Deductibility Considerations.  It is our policy generally to qualify compensation paid to executive officers for deductibility under section 162(m) of the Code.  Section 162(m) generally prohibits deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is based on the satisfaction of objective performance goals.  Our long term incentive plans (the 1995 Long-term Stock Incentive Plan, the 1999 Long-term Stock Incentive Plan, as amended, the 1995 Stock Option Plan for Non-Employee Directors, the 2006 Stock Incentive Plan for Non-Employee Directors, and the 2010 Long Term Incentive Plan) and the Systemax Executive Incentive Plan are structured to permit awards under such plans to qualify as performance-based compensation and to maximize the tax deductibility of such awards.  However, we reserve the discretion to pay compensation to our executive officers that may not be deductible.

Role of the Compensation Committee and CEO in Compensation Decisions

The Compensation Committee’s responsibility is to review and approve corporate goals relevant to the compensation of the Chief Executive Officer and, after an evaluation of the Chief Executive Officer’s performance in light of such goals, to set the compensation of the Chief Executive Officer.  The Compensation Committee also approves, upon the recommendation of the Chief Executive Officer (following consultation with the Chief Financial Officer and Chief Executive of the Technology Products Group), (a) the annual compensation of the other executive officers of the Company, (b) the annual compensation of certain subsidiary managers, and (c) all individual stock incentive grants to other executive officers.  The Compensation Committee is also responsible for reviewing and making periodic recommendations to the Board with respect to the general compensation, benefits and perquisite policies and practices of the Company, including the Company’s stock-incentive based compensation plans.  The Compensation Committee has the authority to retain third party compensation consultants to provide assistance with respect to compensation strategies, market practices, market research data and the Company’s compensation goals.

2010 Long Term Incentive Plan

In 2010, the Board of Directors approved, and the stockholders of the Company approved at the 2010 Annual Meeting,, the 2010 Long Term Incentive Plan in order to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional executive personnel and other key employees, including consultants and advisors to the Company and its affiliates; (ii)

motivating such employees, consultants and advisors by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such employees, consultants and advisors to participate in the long-term growth and financial success of the Company.

The 2010 Long Term Incentive Plan provides for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards (which may be in the form of cash) or other stock-based awards.  Any of the foregoing is referred to as an “Award.” Subject to adjustment in the case of certain corporate changes, Awards may be granted under the 2010 Long Term Incentive Plan with respect to an aggregate of 7,500,000 shares of the Company’s Common Stock.  During a calendar year, Awards may be granted to any individual with respect to a maximum of 1,500,000 shares (or $10,000,000 in the case of cash performance awards).

Any employee of the Company or of any affiliate and any individual providing consulting or advisory services to the Company or an affiliate, is eligible to receive an award under the 2010 Long Term Incentive Plan.  The Compensation Committee administers the Plan and determines, in its sole discretion, the terms and conditions of any Award.  The Compensation Committee or the Board of Directors may delegate to one or more officers or managers of the Company the authority to designate the individuals who will receive Awards under the Plan provided that the Compensation Committee shall itself grant all Awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of Section 16 of the 1934 Act or whose Awards could reasonably be expected to be subject to the deduction limitations of Section 162(m) of the Code.

The Compensation Committee determines the persons who will receive Awards, the type of Awards granted, and the number of shares subject to each Award.  The Compensation Committee also determines the prices, expiration dates, vesting schedules, forfeiture provisions and other material features of Awards.  The Compensation Committee has the authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it deems necessary or appropriate.  All decisions and determinations of the Compensation Committee are final, binding and conclusive on all parties.

The 2010 Long Term Incentive Plan provides that granting or vesting of restricted stock, restricted stock units and performance awards may be conditioned on the achievement of specified performance goals.  These goals must be established by the Compensation Committee within 90 days of the beginning of the year (or other period to which the performance goals relate) or, if shorter, within the first 25% of the performance period.

The performance goals may be based on one or more of:  share price, revenues, earnings (including but not limited to EBITDA), earnings per share, return on equity, expenses, and objective strategic and governance business goals.  Each such performance goal may (1) be expressed with respect to the Company as a whole or with respect to one or more divisions or business units, (2) be expressed on a pre-tax or after-tax basis, (3) be expressed on an absolute and/or relative basis, (4) employ comparisons with past performance of the Company (including one or more divisions) and/or (5) employ comparisons with the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the 2010 Long Term Incentive Plan are determined in a manner consistent with the methods used in the Company’s Forms 10-K and 10-Q, except that adjustments will be made for certain items, including special, unusual or non-recurring items, acquisitions and dispositions and changes in accounting principles.

2010 NEO Cash Bonus Plan

In March 2010, pursuant to the 2010 Long Term Incentive, our Compensation Committee, with input from our Chief Executive Officer, established our 2010 NEO Cash Bonus Plan (“2010 Bonus Plan”) providing for target cash bonuses for the NEO’s based on the achievement of certain financial and non-financial performance-based criteria in 2010.  The 2010 Bonus Plan implemented for 2010 the 2010 Long Term Incentive Plan and pertains specifically to the payment of non-equity incentive compensation to NEO’s for 2010.

For 2010, such financial and non-financial goals, the percentage of the executive’s entire cash bonus tied to such goals and the weighting of each component under such goal, were as follows:

•	Financial Goals (80% of total cash bonus target)

–
Adjusted Operating Income Growth (50%); the Compensation Committee believes this is the most important individual component and aligns the interests of our executives with those of our stockholders, in addition to building long term value. Adjusted Operating Income is defined as operating income adjusted for unusual or nonrecurring items as determined by our Compensation Committee.

–
Sales Growth (20%); the Compensation Committee believes topline sales growth is key to our Company remaining competitive with larger companies.  Sales are defined as sales revenue net of returns on a constant currency basis.

–
Return on Invested Capital Growth (10%); the Compensation Committee believes this will encourage management to pursue operational efficiencies in establishing strategic goals and planning for growth.  Return on Invested Capital is defined as adjusted operating income divided by the sum of (i) the book value of stockholders’ equity plus the book value of interest-bearing obligations minus total cash and cash equivalents.

•	Non-Financial Goals for 2010 (20% of total cash bonus target)

–
Strategic Accomplishments (six specific goals weighted at an aggregated 80% of the total non-financial goal): These goals relate to various strategic initiatives that the Compensation Committee believes will enhance the Company’s operational infrastructure.

–
Corporate Governance Goals for 2010 (two specific goals weighted at 20% of the total non-financial goal):   These goals relate to continuing improvements in our internal processes that the Compensation Committee believes will generally benefit stockholders.

Achievement of each of the target financial goals generates a variable target bonus payment (base case); reduced bonuses are payable on a pro rata basis for each financial goal component, starting at achievement of in excess of 80% of the target financial goal component amount up to 140% of the target financial goal component amount.  Each 1% variance in actual achievement from the 100% level generates a 5% variance in the target bonus amount for that component, and no bonus is payable in respect of these components if achievement is 80% or less of the target financial component goal amount.  Increased bonuses (up to 300% of the target bonus amount for each component) are payable on a pro rata basis for each financial goal component amount achieved.  The non-financial goals are measured based on whether or not the goal is either accomplished or not accomplished during the fiscal year.

Under the 2010 Bonus Plan, the Compensation Committee set the following cash bonus target amounts for each of our named executive officers, assuming achievement of the 2010 financial and non-financial goals at 100% base case target levels:

Richard Leeds	$1,100,000
Bruce Leeds	$ 750,000
Robert Leeds	$ 750,000
Lawrence Reinhold	$ 825,000
Gilbert Fiorentino4	$1,950,000

The Compensation Committee believes these bonus levels are appropriate for each of our named executive officers.

The 2010 Bonus Plan imposed a cap on the total bonus that could be payable to any executive at 200% of the target base case bonus.  The Compensation Committee has the discretion to adjust financial targets based on such events as acquisitions or other one time charges or gains, or other unforeseen circumstances, that can skew normal operating results.  Targets and bonuses were also subject to adjustment to prevent unreasonable results such as adjustments for mergers and acquisitions, one time charges or gains, etc.  Executives must generally be employed with the Company at the time the bonuses are paid out to receive the bonus.

In addition, the Board can demand repayment to the Company of any cash bonuses paid in the event that (i) the executive’s misconduct caused the Company to restate its reported financial results; (ii) the reported results created a bonus that would not have been paid based on the restated results, or (ii) the executive engages in serious ethical misconduct.

2009 NEO Cash Bonus Plan

Under the Company’s 2009 Executive Incentive Plan (approved by stockholders in March 2008 and first implemented for the payment of non-equity compensation to NEO’s for 2009) executive officers of the Company were eligible to receive an annual cash bonus, based on the Company’s achievement of certain performance-based goals established by the Compensation Committee relating to Operational and Financial Performance, Strategic Accomplishments and Corporate Governance and Oversight.  The amount of any annual award would vary based on performance, and was determined for each participant as a multiple of the participant’s base salary for that year relating to achieving one or more performance goals, up to an annual aggregate bonus per participant of $5 million.  In the event that an award contained more than one performance goal, participants in the plan were entitled to receive the portion of the target percentage allocated to the performance goal achieved.  In the event that the Company did not achieve at least the minimum performance goals established, no award payment would be made.

_______________________
4 Mr. Fiorentino is on administrative leave from his position with the Company.  See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 and “Potential Payments Upon Termination or Change of Control- Gilbert Fiorentino” at page 33 for additional information.

March 2009, pursuant to the Systemax Executive Incentive Plan, our Compensation Committee, with input from our Chief Executive Officer, established our 2009 NEO Cash Bonus Plan (the “2009 Bonus Plan”) providing for target cash bonuses for the NEO’s based on the achievement of certain performance-based criteria in 2009.  The performance goals were based on the overall performance of the Company, and recognized business unit, team and/or individual performance.  The Compensation Committee had the discretion to reduce the amount payable to, or to determine that no amount will be paid to, a participant.  The 2009 Bonus Plan implemented for 2009 the Executive Incentive Plan.

Awards for Messrs. Richard, Robert, and Bruce Leeds and Mr. Reinhold under the 2009 Bonus Plan had the following components: 70% for short-term financial accomplishments (tied 60% to Company consolidated earnings performance and 10% to peer group financial comparisons) and 30% for long-term strategic accomplishments (tied 20% to strategic goals, such as acquisitions and process improvements, and 10% to governance and compliance matters).  Those percentages reflect the desire to reward executives for maximizing revenue while controlling costs in a difficult economic environment, while recognizing that a number of strategic initiatives must be accomplished during 2009 to properly position the company for 2010 and beyond.  The applicable base salary multiples for calculating base cash bonus awards was 2 times annual salary for each of Messrs. Richard, Bruce and Robert Leeds and 1 times annual salary for Mr. Reinhold.  In addition, each of these executive officers would receive a special bonus equal to 50% of their respective base target bonus amount for successful implementation of certain management financial reporting technology enhancements in 2009.

Achievement of the consolidated earnings, peer group and strategic goals was measured on a variable basis depending on the level of accomplishment.  Achievement of the governance and compliance and special financial reporting technology goals was measured on the basis of whether or not the goals were effected in 2009.

For each of Messrs. Richard, Bruce, and Robert Leeds and Mr. Reinhold a specific target bonus payment (base case) was established for the consolidated earnings goal as follows: reduced bonuses are payable on a pro rata basis starting at achievement in excess of 70% of the financial target amount up to 100% of the financial target amount; 70% achievement of the financial target would guarantee a bonus of 50% of the target bonus amount for this component; and no bonus is payable in respect of this component if achievement is 70% or less of the financial target.  Increased bonuses (up to 400% of target bonus amount for this component) are payable on a pro rata basis for achieving a financial goal amount in excess of the financial target amount, up to 150% of the financial target amount.

In this regard, for each of Messrs. Richard, Robert and Bruce Leeds and Mr. Reinhold, the Compensation Committee set short term financial targets based on comparing the Company’s performance in achieving organic sales growth, operating margin growth and return on invested capital growth to the performance of a peer group comprised of the following public companies, including competitors of the Company, based on publicly available information: Insight Enterprises Inc., PC Connection Inc., PC Mall Inc., Best Buy Co., Inc., Amazon.com, Inc., hhgregg, MSC Industrial Direct Co., Inc. and W.W. Grainger, Inc. These companies were selected because they have one or more of the following attributes:  business operations in the industries and markets in which the Company participates, similar revenue and market capitalization, global scope of operations and/or diversified product lines.  Bonuses in respect of the peer group companies were set on a variable basis ranging from 50% of the targeted bonus for this component (for underperforming the peer group) to up to 200% of the targeted bonus for this component (for significantly overperforming the peer group).  However, the Company does not utilize benchmarking to establish bonus payment amounts for the Company’s NEO’s.

The award for Mr. Fiorentino under the 2009 Bonus Plan was based on (i) the Company’s Technology Products Group achieving certain earnings targets; (ii) the Company successfully implementing technology enhancements in certain retail stores; and (iii) the successful implementation of certain management financial reporting technology enhancements in 2009.  The portion of the bonus attributable to the earnings target was measured on a variable basis depending on the level of accomplishment.  The award tied to the Technology Products Group earnings targets started with a minimum bonus of approximately $600,000 at achievement of 70% of a target earnings number (i.e. no bonus if earnings were less than 70% of target) and scaled to a maximum bonus of approximately $3.4 million at achievement of 160% of the target.  Achievement of the retail store and financial reporting technology goals was measured on the basis of whether or not the goals are either accomplished or not accomplished during the fiscal year.

Under the 2009 Plan, the Compensation Committee had set the following cash bonus target amounts for each of our NEO’s, assuming achievement of the 2009 financial, non-financial and special information technology goals at 100% base case target levels.

Richard Leeds	$1,701,000
Bruce Leeds	$1,410,000
Robert Leeds	$1,410,000
Lawrence Reinhold	$696,000
Gilbert Fiorentino	$2,546,000

However, following completion of the results for fiscal 2009, Richard Leeds requested that his actual bonus be reduced to $975,000 (a reduction of $787,000) and Bruce and Robert Leeds each requested that their actual bonuses be reduced to $670,000 (a reduction of $787,000 each).  The Compensation Committee approved these reductions.

2008 NEO Cash Bonus Plan

Prior to the adoption of the 2009 Bonus Plan, cash bonuses for each of Messrs. Richard, Robert and Bruce Leeds and for Mr. Reinhold were not based on specific metric targets but rather were subjectively determined by the Compensation Committee based primarily on the Compensation Committee’s belief that each of them provided valuable contributions to the Company and its stockholders by managing the Company successfully and profitably through a difficult economic environment, by implementing critical cost savings initiatives and effecting opportunistic acquisitions to grow market share.  Mr. Fiorentino’s bonus prior to 2009 was based on a formula tied to the earnings of the Technology Products Group.

Compensation of NEOs in 2010

In determining the compensation of the Company’s Chief Executive Officer for fiscal year 2010 and approving the compensation of the Company’s other NEO’s, the Committee considered, among the other factors discussed above, the achievement of the performance based criteria established under the 2010 Bonus Plan.

The Compensation Committee determined that the Company and management had performed well, particularly given trends in the general economic environment that had affected the Company’s business throughout fiscal 2010, and that management had executed well on strategic business initiatives to position the Company for growth while managing risk.  Based on Company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2010 were consistent with the philosophy and objectives of the Company’s compensation programs.  However, although the Company exceeded its 2010 sales target financial goal and achieved each of its 2010 strategic and corporate governance non-financial goals, the Company did not achieve its 2010 minimum adjusted operating income and return on invested capital financial goals.  Accordingly, pursuant to the 2010 Bonus Plan formulas, 2010 non-equity incentive plan/bonus compensation for each named executive officer was paid at only 42% of the target level.

The 2010 threshold, target and maximum bonus amounts for each of our named executive officers are found in the “Grant of Plan Based Awards” table on page 32.

Employment Arrangements of the Named Executive Officers

Richard Leeds

Richard Leeds has no employment agreement and is an “at will” employee.  Base salary accounted for 55% and bonus accounted for 45% of Mr. Leeds total cash compensation for 2010.  Mr. Leeds salary for 2011 is set at $592,200.  See the discussion of our 2010 Bonus Plan and 2011 Bonus Plan regarding Mr. Leeds non-equity incentive awards for 2010 and 2011.

Bruce Leeds

Bruce Leeds has no employment agreement and is an “at will” employee.  Base salary accounted for 60% and bonus accounted for 40% of Mr. Leeds total cash compensation for 2010.  Mr. Leeds salary for 2011 is set at $493,500.  See the discussion of our 2010 Bonus Plan and 2011 Bonus Plan regarding Mr. Leeds non-equity incentive awards for 2010 and 2011.

Robert Leeds

Robert Leeds has no employment agreement and is an “at will” employee.  Base salary accounted for 60% and bonus accounted for 40% of Mr. Leeds total cash compensation for 2010.  Mr. Leeds salary for 2011 is set at $493,500.  See the discussion of our 2010 Bonus Plan and 2011 Bonus Plan regarding Mr. Leeds non-equity incentive awards for 2010 and 2011.

Lawrence Reinhold

The Company entered into an employment agreement with Mr. Reinhold on January 17, 2007.  The agreement provides for a minimum base salary of $400,000 (which may be increased at the discretion of the Company) and a bonus (which the agreement states is expected to be at least equal to 50% of the base salary) assuming Mr. Reinhold meets certain performance objectives (including the Company’s financial performance objectives) established for him by the Company.  He is entitled to receive a car allowance or a Company-leased car.

Mr. Reinhold’s bonus for 2010 was determined as described above under the heading 2010 Named Executive Officer Cash Bonus Plan.  Mr. Reinhold received a grant of equity compensation in 2009 in the form of stock options. The decision by the Compensation Committee to award Mr. Reinhold stock options was based on Mr. Reinhold’s significant accomplishments in 2009 as well as a desire to further align his interests with those of the Company’s stockholders.  Base salary accounted for 57% and bonus accounted for 43% of Mr. Reinhold’s total cash compensation for 2010.  In 2010, Mr. Reinhold received a grant of 175,000 restricted stock units under the 2010 Long Term Incentive Plan.  The restricted stock units vest in ten equal annual installments of 17,500 units each, beginning on May 15, 2011.  As in 2009, the Compensation Committee decided to make this equity award in recognition of Mr. Reinhold’s accomplishments in 2010 and in order to further align his interests with those of our stockholders.  His salary for 2011 is set at $487,200.

Compensation that may become payable following the termination of his employment or a change in control of the company, and other terms of the employment agreement related to such events, are discussed below under “—Potential Payments Upon Termination or Change in Control.”

Gilbert Fiorentino5

On October 12, 2004, the Company entered into an employment agreement with Gilbert Fiorentino.  The agreement was effective as of June 1, 2004 and expires on December 31, 2013 unless terminated sooner under the terms of the agreement.

Mr. Fiorentino’s compensation consists of a base salary at the initial annual rate of $400,000 (which is increased by five percent per year subject to certain Company earnings requirements) and a performance bonus of $250,000 per year (similarly increasing annually) provided that he meets certain performance criteria previously established from time to time by the Executive Committee of the Board of Systemax.  He is also eligible for an additional bonus, in the discretion of the Board.

Mr. Fiorentino’s 2010 bonus was determined under the 2010 Bonus Plan as a specified percentage of the worldwide EBIT of the Company’s technology products business, and also took into account achievement of the retail store and technology enhancement and information technology goals, for which he is responsible in order to most accurately reflect Mr. Fiorentino’s direct contribution to the Company and the sustained year over year growth of the business.  Base salary accounts for 37% and non-equity incentive compensation accounted for 63% of Mr. Fiorentino’s total cash compensation for 2010.  Mr. Fiorentino received no stock options or other stock based incentive grants in 2010, 2009 or 2008.  His salary for 2011 is set at $511,350.

Additional benefits include medical, dental and life and disability insurance benefits, participation in our 401(k) plan, and an automobile allowance.  The Company has also agreed to make certain “gross up” payments if other payments to Mr. Fiorentino are deemed by the IRS to be subject to excise tax.

Under his employment agreement, the vesting schedule of previously granted options was accelerated as follows: Mr. Fiorentino’s option to purchase 350,000 shares of Company stock, granted on February 28, 2003, at an exercise price of $1.76 per Share and his option to purchase 50,000 shares of Company stock, granted on April 1, 2003, at an exercise price of $1.95 per Share both would vest at 20% per year with the first 20% vesting on October 12, 2004 (the date of execution of the employment agreement).  Mr. Fiorentino also was granted new options under the Company’s 1999 Long Term Stock Incentive Plan for 166,667 shares, and the agreement obligated the Company to issue additional options on 166,667 shares in each of August 2005 and 2006, at the then-fair market value.  Options vest in five annual cumulative installments of 20% each, subject to earlier termination.

Mr. Fiorentino was also granted, pursuant to a restricted stock unit agreement (the form of which is part of his employment agreement), 1,000,000 restricted stock units under the 1999 Long Term Stock Incentive Plan conditioned on stockholder approval and the satisfaction of certain performance conditions based on the earnings before interest, taxes, depreciation and amortization in fiscal 2004 or fiscal 2005.  Such restricted stock units vest in accordance with the following schedule: 200,000 on May 31, 2005 and 100,000 on April 1, 2006 and each April thereafter, until April 1, 2013, subject to earlier termination.  The restricted stock units do not reflect actual issued shares; shares are distributed within 30 days after a “Distribution Event”.  A Distribution Event is defined as (x) the earliest of the date that Mr. Fiorentino is no longer employed by the Company, the date of a change of control (as defined) or January 1, 2006 for the units that vest in 2005 or (y) the date on which any subsequent units vest for units that vest after 2005.  If the Company pays dividends or makes other distributions during the term of the restricted stock agreement, however, Mr. Fiorentino has the right to receive equivalent payments under certain circumstances, but shares of Company stock shall only be distributed when there is a Distribution Event.

Mr. Fiorentino’s total compensation for 2010 was higher than the Company’s other NEO’s primarily as a result of the proportionally higher level of non-equity incentive plan/bonus compensation granted to Mr. Fiorentino for 2010.

________________________
5 As previously reported in the Company’s Form 8-K filed on April 20, 2011, on April 18, 2011 the Company notified Mr. Fiorentino that it intends to terminate his employment pursuant to the terms of his employment agreement.  As required by his agreement, the Company has scheduled a meeting of its Executive Committee for May 3, 2011 to address this matter.  Following that meeting, the Company will make its final determination as to his employment.  Mr. Fiorentino has been placed on administrative leave pending the outcome of the meeting. See “Potential Payments Upon Termination or Change of Control- Gilbert Fiorentino” at page 33 for additional information.

Compensation that may become payable following the termination of his employment or a change in control of the Company, and other terms of the employment agreement related to such events, are discussed below under “—Potential Payments Upon Termination or Change in Control.”

2011 NEO Cash Bonus Plan

In March 2011, pursuant to the 2010 Long Term Incentive Plan previously adopted by the Board of Directors and by the stockholders at the 2010 Annual Meeting, our Compensation Committee, with input from our Chief Executive Officer, established our 2011 NEO Cash Bonus Plan (“2011 Bonus Plan”) providing for target cash bonuses for the NEO’s based on the achievement of certain financial and non-financial performance-based criteria in 2011.  The 2011 Bonus Plan implemented for 2011 the 2010 Long Term Incentive Plan and pertains specifically to the payment of non-equity incentive compensation to NEO’s for 2011.

For 2011, such financial and non-financial goals, the percentage of the executive’s entire cash bonus tied to such goals and the weighting of each component under such goal, were as follows:

•	Financial Goals (80% of total cash bonus target)

–
Adjusted Operating Income Growth (60%); the Compensation Committee believes this is the most important individual component and aligns the interests of our executives with those of our stockholders, in addition to building long term value. Adjusted Operating Income is defined as operating income adjusted for unusual or nonrecurring items as determined by our Compensation Committee.

–
Sales Growth (20%); the Compensation Committee believes topline sales growth is key to our Company achieving the scale necessary to remain competitive with larger companies.  Sales are defined as sales revenue net of returns on a constant currency basis.

•	Non-Financial Goals for 2010 (20% of total cash bonus target)

–
Strategic Accomplishments (seven specific goals weighted at an aggregated 70% of the total non-financial goal): These goals relate to various strategic initiatives relating to enhancing our management and business information systems, and implementing distribution/warehouse system improvements.  The Compensation Committee believes these initiatives will enhance the Company’s operational infrastructure and efficiency.

–
Corporate Governance Goals for 2010 (three specific goals weighted at 30% of the total non-financial goal):   These goals relate to continuing improvements in our internal processes and procedures that the Compensation Committee believes will generally benefit stockholders.

Achievement of each of the target financial goals generates a variable target bonus payment (base case); reduced bonuses are payable on a pro rata basis for each financial goal component, starting at achievement of in excess of 80% of the target financial goal component amount up to 140% of the target financial goal component amount.  Each 1% variance in actual achievement from the 100% level generates a 5% variance in the target bonus amount for that component, and no bonus is payable in respect of these components if achievement is 80% or less of the target financial component goal amount.  Increased bonuses (up to 300% of the target bonus amount for each component) are payable on a pro rata basis for each financial goal component amount achieved.  The non-financial goals are measured based on whether or not the goal is either accomplished or not accomplished during the fiscal year.

Under the 2011 Bonus Plan, the Compensation Committee set the following cash bonus target amounts for each of our named executive officers, assuming achievement of the 2011 financial and non-financial goals at 100% base case target levels:

Richard Leeds	$1,100,000
Bruce Leeds	$ 750,000
Robert Leeds	$ 750,000
Lawrence Reinhold	$ 825,000
Gilbert Fiorentino6	$1,950,000

_________________________
6 Mr. Fiorentino has been placed on administrative leave from his position with the Company pending the outcome of the meeting.  See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 and “Potential Payments Upon Termination or Change of Control- Gilbert Fiorentino” at page 33 for additional information.

The Compensation Committee believes these bonus levels are appropriate for each of our named executive officers; these bonus levels are the same as those that were set for the named executive officers in 2010, and take into account the 2011 base salary increases discussed below.  The 2011 salary increases reflect the Compensation Committee’s view that such increases are appropriate in light of 2011 NEO bonuses being set at the same level as 2010 and 2010 NEO base salary having been held at the same level as 2009.

The 2011 Bonus Plan imposes a cap on the total bonus that could be payable to any executive at 300% of the target base case bonus.  The Compensation Committee has the discretion to adjust financial targets based on such events as acquisitions or other one time charges or gains, or other unforeseen circumstances, that can skew normal operating results.  Targets and bonuses are also subject to adjustment to prevent unreasonable results in the strict application of these formulas.  Executives must generally be employed with the Company at the time the bonuses are paid out to receive the bonus.

In addition, the Board can demand repayment to the Company of any cash bonuses paid in the event that (i) the executive’s misconduct caused the Company to restate its reported financial results; (ii) the reported results created a bonus that would not have been paid based on the restated results, or (ii) the executive engages in serious ethical misconduct.

Compensation Committee Report to Stockholders*

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this proxy statement, with our management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

COMPENSATION COMMITTEE
Robert D. Rosenthal (Chairman)
Stacy S. Dick
Marie Adler-Kravecas

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee for fiscal year 2010 were Marie Adler-Kravecas, Robert D. Rosenthal and Stacy S. Dick.  The Company does not employ any member of the Compensation Committee and no member of the Compensation Committee has ever served as an officer of the Company.  In addition, none of our directors serving on the Compensation Committee has any relationship that requires disclosure under SEC regulations.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by the Chief Executive Officer (“CEO”, our principal executive officer), Chief Financial Officer (“CFO”, our principal financial officer), and the three most highly compensated officers other than the CEO and CFO (collectively the “Named Executive Officers”) for fiscal years 2008, 2009 and 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)			Total ($)
Richard Leeds	2010	567,000				462,000	23,704	(4)		1,052,704
Chairman and Chief Executive Officer	2009 2008	567,000 550,000	- 550,000	-	-	975,000 -	21,394 26,522			1,563,394 1,126,522

Bruce Leeds	2010	470,000				315,000	20,349	(4)		798,291
Vice Chairman	2009	470,000	-		-	670,000	18,321			1,158,321
	2008	450,000	375,000	-	-	-	21,329			846,329
Robert Leeds	2010	470,000				315,000	19,064	(4)		797,006
Vice Chairman	2009	470,000	-			670,000	16,063			1,156,063
	2008	450,000	375,000	-	-	-	20,003			845,003
Lawrence Reinhold	2010	471,912		2,168,250		346,500	23,776	(5)		3,010,438
Executive Vice President and Chief Financial Officer	2009 2008	471,625 455,250	- 325,000	- -	1,013,170 353,250	719,200 -	26,531 22,923			2,230,526 1,156,423

Gilbert Fiorentino	2010	501,753				819,000	25,773	(5)	(6)	1,346,486
Chief Executive – Technology Products Group7	2009 2008	501,378 476,875	- -		- -	2,245,000 1,400,000	325,195 622,945	(6) (6)		3,071,573 2,499,820

(1) This column represents the aggregate grant date fair value of the stock awards calculated in accordance with FASB ASC Topic 718. See Note 8, "Shareholders' Equity" in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010, for further information regarding share-based compensation.

(2) This column represents the fair value of the stock option on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. These amounts were calculated using the Black-Scholes option-pricing model.  For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 8 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal year 2010.

(3) The 2009 figures in this column represent the amount earned in fiscal year 2009 (although paid in fiscal year 2010) pursuant to the 2009 Bonus Plan and the 2010 figures in this column represent the amount earned in fiscal year 2010 (although paid in fiscal year 2011) pursuant to the 2010 Bonus Plan.  For more information, see the Grants of Plan-Based Awards table below.  Because these payments, as well as the payment that Mr. Fiorentino earned in 2008, were based on predetermined performance metrics, these amounts are reported in the Non-Equity Incentive Plan column.

(4) Auto-related expenses.

(5) Includes auto-related expenses and Company 401(k) contributions.

(6) Does not include certain monetary and non-monetary Company assets obtained by Mr. Fiorentino without Company authorization, and which the Company is attempting to quantify and recover from him.

____________________________
7  Mr. Fiorentino is on administrative leave from his position with the Company.   See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 and “Potential Payments Upon Termination or Change of Control- Gilbert Fiorentino” at page 33 for additional information.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the estimated possible payouts under the cash incentive awards granted to our named executive officers in respect of 2010 performance, and the restricted stock award granted to one of our named executive officers in 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Award ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)
Richard Leeds		264,000	1,100,000	2,860,000	-	-
Bruce Leeds		180,000	750,000	1,950,000	-	-
Robert Leeds		180,000	750,000	1,950,000	-	-
Lawrence P. Reinhold (2)	8/25/10	198,000 -	825,000 -	2,145,000 -	- 175,000	- 12.39
Gilbert Fiorentino8		468,000	1,950,000	5,070,000	-	-

(1)	Amounts presented assume payment of threshold, target and maximum awards at the applicable level.
(2)	The restricted stock award granted to Mr. Reinhold in August 2010 vests in ten equal installments annually, commencing on May 15, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010

The following table sets forth information regarding stock option and restricted stock awards previously granted which were outstanding at the end of fiscal year 2010.

The market value of the stock award is based on the closing price of one share of our common stock as of December 31, 2010, which was $14.10.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Lawrence Reinhold	75,000		25,000	(1)	$20.15	1/17/17	-		-
	25,000		25,000	(1)	$11.51	3/11/18	-		-
	25,000		75,000	(1)	$13.19	5/17/19	-		-
							175,000	(2)	$2,168,250
Gilbert Fiorentino9	70,000	(3)	-		$1.76	2/28/13	-		-
	10,000		-		$1.95	4/1/13	-		-
	166,667		-		$5.65	10/11/14	-		-
	166,667		-		$6.80	3/22/16	-		-
	166,667				$8.06	8/25/16	-		-
	-		-		-	-	300,000	(4)	$4,230,000

_________________________
8 See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 and “Potential Payments Upon Termination or Change of Control- Gilbert Fiorentino” at page 33 for additional information.

9 See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 and “Potential Payments Upon Termination or Change of Control- Gilbert Fiorentino” at page 33 for additional information.    Mr. Fiorentino has been placed on administrative leave.

(1) Options vest 25% per year over four years from date of grant.
(2) Restricted shares vest in ten equal installments of 17,500 shares beginning May 15, 2011.
(3) Granted pursuant to Mr. Fiorentino’s employment agreement (see page 28 above). Options vest 20% per year over five years from date of grant, subject to earlier termination.
(4) The remaining restrictions lapse annually in 100,000 share increments through April 2013, subject to earlier termination.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding exercise of options to purchase shares of the Company’s common stock and vesting of restricted stock units by the named executive officers that exercised options or whose restricted stock vested during fiscal year 2010:

	Option Awards		Restricted Stock Units Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (2) (e)
Gilbert Fiorentino			100,000	$2,190,000

(1) The amount in this column reflects the aggregate dollar amount realized upon the exercise of the options, determined by the difference between the market value of the underlying shares of common stock at exercise and the exercise price of the options.

(2) The amount in this column reflects the aggregate dollar amount realized upon the vesting of the restricted stock unit, determined by the market value of the underlying shares of common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Gilbert Fiorentino10

Pursuant to Mr. Fiorentino’s employment agreement, the Company may terminate the agreement without cause on 30 days’ notice provided certain severance payments are made.  If Mr. Fiorentino is terminated by the Company without cause (as defined in the agreement), under most circumstances he would become vested in at least half of the restricted stock units that were awarded to him (or all of such units under certain circumstances if a “Qualified Change of Control” as, defined in the agreement, had occurred), subject to the Company’s right to redeem such units.  In addition, Mr. Fiorentino is entitled to a special bonus of 0.85% of the total proceeds of a “qualified” change of control transaction upon the first occurrence of a change of control meeting certain conditions.

Under his Employment Agreement, Mr. Fiorentino is entitled to 15 days notice of termination for cause, and is provided with the opportunity (together with his counsel) to meet with the Executive Committee to discuss the issues described in the notice.  On April 18, 2011, the Company provided Mr. Fiorentino with notice of its intent to terminate his employment pursuant to his Employment Agreement, and the Executive Committee

_________________________
10  See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 for additional information.

meeting is scheduled for May 3, 2011.  Following the meeting the Company will make a final determination regarding Mr. Fiorentino’s employment.  In the event he is terminated for cause, the Company is obligated to pay him any accrued but unpaid base salary and vacation pay.

Mr. Fiorentino is subject to a two-year non-competition covenant following termination of employment, although such period can be shortened to one year or lengthened to three years by the Company in the event of a termination without “cause” (as defined).  The Company is obligated to continue the employee’s salary and certain other benefits for such non-competition period after an early termination by (a) the Company other than for cause or (b) the employee for “good reason” (as defined) or after the expiration of the agreement at its scheduled termination date.  In the event of a termination without “cause” by the Company or a termination by the employee for “good reason,” certain unvested restricted stock units generally vest and certain options may vest.  In certain instances the Company has the right to redeem vested restricted stock units at fair market value.

Lawrence Reinhold

Mr. Reinhold’s employment agreement is terminable upon death or total disability, by the Company for “cause” (as defined) or without cause, or by the employee voluntarily for any reason or for “good reason” (as defined).  In the event of termination for death, disability, cause or voluntary termination by Mr. Reinhold, the Company will owe no further payments other than as applicable under disability or medical plans, any accrued but unused vacation time (up to four weeks) and, in the event of termination for disability or death, the pro rata portion of any bonus which would otherwise be paid.  If Mr. Reinhold resigns for good reason or if the Company terminates him for any reason other than disability, death or cause, he shall also receive severance payments equal to 12 months’ base salary (or 24 months’ base salary if termination is within 60 days prior to or one year following a “change of control,” as defined), one year’s bonus based on his average annual bonus for the prior two years (unless he was employed for less than two years in which case he will receive a prorated bonus) and a reimbursement of costs for COBRA insurance coverage in addition to the payments paid for other terminations.

Termination of Employment Without Change In Control

The table below sets forth the severance payments that would have been made had the employment of Mr. Reinhold or Mr. Fiorentino (as defined in their employment agreements) been terminated without cause in a situation not involving a change in control, based on a hypothetical termination date of January 1, 2011, the last day of the Company’s fiscal year 2010, and using the closing price of our common stock on December 31, 2010.  These amounts are estimates and the actual amounts to be paid can only be determined at the time of the termination of the officer’s employment.

Name	Cash Compensation (Salary and Bonus) ($)		Value of Accelerated Vesting of Stock Awards ($)		Medical and Other Benefits ($)		Total ($)
Lawrence P. Reinhold	1,004,762	(1)	2,467,500	(2)	-		3,472,262
Gilbert Fiorentino11	1,822,506	(3)	1,410,000	(4)	51,546	(5)	3,284,052

(1)	Represents one year’s salary of $471,912 and an average yearly cash bonus of $532,850 paid to Mr. Reinhold for fiscal years 2009 and 2010.

(2)	Represents accelerated vesting of 175,000 restricted stock units.

(3)	Represents two years’ salary of $501,753 per year and cash bonus of $819,000 for fiscal year 2010.

(4)	Represents accelerated vesting of 100,000 restricted stock units.

(5)	Represents two years’ medical and other benefits.

Change In Control Payments

The table below sets forth the change in control payments that would have been made based on a hypothetical change of control date of January 1, 2011, the last day of the Company’s fiscal year 2010, and using the closing price of our common stock on December 31, 2010.  These amounts are estimates and the actual amounts to be paid can only be determined at the time of the change of control.

Name	Cash Compensation (Salary and Bonus) ($)		Value of Accelerated Vesting of Stock Awards ($)		Medical and Other Benefits ($)		Total ($)
Lawrence P. Reinhold	1,476,674	(1)(2)	2,467,500	(3)	-		4,290,006	(2)
Gilbert Fiorentino12	1,822,506	(4)(5)	4,230,000	(6)	51,546	(7)	6,104,052	(8)

_________________________
11  Mr. Fiorentino is on administrative leave from his position with the Company.   See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 for additional information.

12  Mr. Fiorentino is on administrative leave from his position with the Company. See “Employment Agreements of the Named Executive Officers- Gilbert Fiorentino” at page 28 and “Potential Payments Upon Termination or Change of Control- Gilbert Fiorentino” at page 33 for additional information.

(1)	Represents two years’ salary of $471,912 per year and an average yearly cash bonus of $532,850 paid to Mr. Reinhold for the fiscal years 2009 and 2010.

(2)	Payments are to Mr. Reinhold only if he is terminated without “cause” or resigns for “good reason” within 60 days prior to, or one year following, a Change of Control.

(3)	Represents accelerated vesting of 175,000 restricted units.

(4)	Represents two years’ salary of $501,753 per year and cash bonus of $819,000 for fiscal year 2010.

(5)
Upon a “Qualifying Change of Control” as defined in his employment agreement, Mr. Fiorentino would also receive 0.85% of “Qualifying Value” of “Qualifying Change of Control” transaction as defined in his employment agreement.

(6)	Represents accelerated vesting of 300,000 restricted stock units.

(7)
Upon a change in control, Mr. Fiorentino may be subject to certain excise taxes under Section 280G of the Code.  The Company has agreed to reimburse Mr. Fiorentino for those excise taxes as well as for any income and excise taxes payable by the officers as a result of any such reimbursement capped at $6 million in the aggregate.

(8)	Plus additional amounts for a “Qualifying Change of Control” payment as described in footnote (5). Reimbursement of excise taxes as described in footnote (7) may also be due.

DIRECTOR COMPENSATION

The Company’s policy is not to pay compensation to Directors who are also employees of the Company or its subsidiaries. Each non-employee Director receives annual compensation as follows, commencing June 11, 2010: $65,000 per year as base compensation, $10,000 per year for each committee chair, except for the Audit Committee Chair who receives $20,000, and a grant each year of shares of Company stock (restricted for sale for two years) in an amount equal to $40,000 divided by the fair market value of such stock on the date of grant.  The Lead Independent Director, currently Robert D. Rosenthal, also receives an additional $20,000 per year.  The restricted stock grants are made pursuant to the Company’s 2006 Stock Incentive Plan for Non-Employee Directors, which was approved by the Company’s stockholders at the 2006 Annual Stockholders’ Meeting.  Directors are reimbursed for reasonable travel and out-of-pocket expenses incurred for attending Board and Committee meetings and are covered by our travel accident insurance policy for such travel.

Director Compensation For Fiscal Year 2010

The following table sets forth compensation information regarding payments in 2010 to our non-employee Directors:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (2) (d)	Total ($) (h)
Robert D. Rosenthal	125,000	25,000		150,000
Stacy S. Dick	105,000	25,000		130,000
Marie Adler-Kravecas	85,000	25,000		110,000

(1)  This column represents the fair value of the stock award on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. These amounts were calculated using the Black-Scholes option-pricing model.  For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 8 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal year 2010.

(2)  This column represents the fair value of the stock option award on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. These amounts were calculated using the Black-Scholes option-pricing model.  For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 8 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal year 2010.

The following table presents the aggregate number of outstanding stock awards and stock option awards held by each of our non-employee Directors at the end of fiscal year 2010:

Name :	Stock Awards	Option Awards
Marie Adler-Kravecas	4,134	5,000
Robert D. Rosenthal	8,862	9,000
Stacy S. Dick	8,862	18,500

PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to the Company’s financial results and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executives pursuant to Section 14A of the 1934 Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the 2011 Annual Meeting:

“RESOLVED, that the stockholders of Systemax Inc. approve, on an advisory basis, the compensation of its named executives as disclosed in the Proxy Statement for the 2011 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”

The affirmative vote of a majority of the votes cast for this proposal is required to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s named executives, as disclosed in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF ITS NAMED EXECUTIVES, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY
VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the 1934 Act, the Company is required at least once every six years to submit to stockholders for a (non-binding) advisory vote a proposal as to whether the stockholder (non-binding) advisory vote to approve the compensation of its named executives — Proposal No. 2 above — should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.

In formulating its recommendation, the Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•
Our compensation program is designed to induce performance over a multi-year period. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation, which constitutes a significant portion of the compensation of our named executives;

•
A three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and

•	A three-year cycle will provide stockholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company.

Accordingly, the following resolution is submitted for stockholder vote at the 2011 Annual Meeting:

“RESOLVED, that the option set forth below receiving a majority of the votes cast by the stockholders of Systemax Inc. shall be the preferred frequency with which Systemax Inc. is to hold an advisory vote on the approval of the compensation of its named executives included in the proxy statement:

•   yearly or

•   every two years or

•   every three years”

The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.  However, as this is an advisory vote, the result will not be binding on our Board or the Company. Our Compensation Committee will consider (but will not be bound by) the outcome of the vote when determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its named executives included in the Company’s proxy statement; if no option receives a majority vote, the Compensation Committee, in line with the Board’s recommendation, will follow the “EVERY THREE YEARS”’ OPTION.  Proxies submitted without direction pursuant to this solicitation will be voted for the option of “EVERY THREE YEARS”.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE OPTION OF “EVERY THREE YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF ITS NAMED EXECUTIVES INCLUDED IN THE COMPANY’S PROXY STATEMENT.

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Action is to be taken at the Annual Meeting to ratify the selection of Ernst & Young LLP as independent registered public accountants for the Company for fiscal year 2011.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  They will have an opportunity to make a statement if they so desire.

Principal Accounting Fees and Services

The following are the fees billed by Ernst & Young LLP for services rendered during fiscal years 2009 and 2010:

Audit and Audit-related Fees

Ernst & Young billed the Company $1,731,000 for professional services rendered for the audit of the Company’s annual consolidated financial statements for fiscal year 2010 and its reviews of the interim financial statements included in the Company’s Forms 10-Q for that fiscal year and $2,335,400 for such services rendered for fiscal year 2009.

In accordance with the SEC’s definitions and rules, “audit fees” are fees that were billed to the Company by Ernst & Young for the audit of the Company’s annual financial statements, to be included in the Form 10-K, and review of financial statements included in the Form 10-Qs; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

Tax Fees

Tax fees included services for international tax compliance, planning and advice.  Ernst & Young LLP billed the Company for professional services rendered for tax compliance, planning and advice in 2009 and 2010 an aggregate of $85,000 and $0, respectively.

All Other Fees

Other fees (i.e., those that are not audit fees, audit related fees, or tax fees) of $1,195 and $1,995 were billed by Ernst & Young LLP for fiscal years 2009 and 2010.

The Audit Committee is responsible for approving every engagement of the Company’s independent registered public accountants to perform audit or non-audit services on behalf of the Company or any of its subsidiaries before such accountants can be engaged to provide those services.  The Audit Committee does not delegate its pre-approval authority.  The Audit Committee has reviewed the services provided to the Company by Ernst & Young LLP and believes that the non-audit/review services it has provided are compatible with maintaining the auditor’s independence.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants is not required by the Company’s By-Laws or other applicable legal requirement.  However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm.  Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of different independent registered public accountants at any time during the year or thereafter if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required for Approval

Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants will require the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote on the issue.  There are no rights of appraisal or dissenter’s rights as a result of a vote on this issue.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2011, WHICH IS DESIGNATED AS PROPOSAL NO. 4.

ADDITIONAL MATTERS

Solicitation of Proxies

We are using the Securities and Exchange Commission, or SEC, Notice and Access rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder.  As a result, beginning on or about April 29, 2011, we sent to most of our stockholders by mail a notice containing instructions on how to access our proxy materials over the internet and vote online.  This notice is not a proxy card and cannot be used to vote your shares.  If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

The proxy statement and annual report on Form 10-K for fiscal year 2010 are available at www.proxyvote.com.

The cost of soliciting proxies for the Annual Meeting will be borne by the Company.  In addition to solicitation by mail and over the internet, solicitations may also be made by personal interview, fax and telephone.  Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for expenses in so doing.  Consistent with the Company’s confidential voting procedure, Directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone or fax, or in person.

Stockholder Proposals

Stockholder proposals intended to be presented at the Annual Meeting, including proposals for the nomination of Directors, must be received by February 10, 2012, to be considered for the 2012 annual meeting pursuant to Rule 14a-8 under the Exchange Act. Stockholders proposals should be mailed to Systemax Inc., Attention: Investor Relations, 11 Harbor Park Drive, Port Washington, NY 11050.

Other Matters

The Board does not know of any matter other than those described in this proxy statement that will be presented for action at the meeting.  If other matters properly come before the meeting, the persons named as proxies intend to vote the Shares they represent in accordance with their judgment.

A COPY OF THE COMPANY’S FORM 10-K FOR FISCAL YEAR 2010 IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT ALONG WITH THIS PROXY STATEMENT, WHICH ARE AVAILABLE AT www.proxyvote.com.

Available Information

The Company maintains an internet web site at www.systemax.com .  The Company files reports with the Securities and Exchange Commission and makes available free of charge on or through this web site its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including all amendments to those reports.  These are available as soon as is reasonably practicable after they are filed with the SEC.  All reports mentioned above are also available from the SEC’s web site (www.sec.gov).  The information on the Company’s web site or any report the Company files with, or furnishes to, the SEC is not part of this proxy statement.

The Board has adopted the following corporate governance documents (the “Corporate Governance Documents”):

•	Corporate Ethics Policy for officers, Directors and employees;

•	Charter for the Audit Committee of the Board;

•	Charter for the Compensation Committee of the Board;

•	Charter for the Nominating/Corporate Governance Committee of the Board; and

•	Corporate Governance Guidelines and Principles.

In accordance with the corporate governance rules of the New York Stock Exchange, each of the Corporate Governance Documents is available on the Company’s Company web site (www.systemax.com).

SYSTEMAX INC. 11 HARBOR PARK DRIVE POST WASHINGTON, NY 11050
VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to  obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) in the line below
	For All	Withhold All	For All Except
The Board of Directors recommends that you vote FOR the following:	❒	❒	❒

1. Election of Directors Nominees
01 Richard Leeds 05 Stacy S. Dick	02 Bruce Leeds 06 Robert D. Rosenthal	03 Robert Leeds 07 Marie Adler-Kravecas		04 Lawrence P. Reinhold

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
2.	The adoption, on an advisory basis, of a resolution approving the compensation of the named executive officers of Systemax Inc. as described in the “Executive Compensation” section of the 2011 Proxy Statement.	❒	❒	❒

The Board of Directors recommends you vote FOR 3 years:
		3 years	2 years	1 years	Abstain
3.	The selection, on an advisory basis, of the frequency of the stockholder vote on the compensation of Systemax Inc.’s named executive officers.	❒	❒	❒	❒

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
4.	A Proposal to ratify the appointment of Ernst & Young LLP as the Company’s Independent registered public accounts for fiscal year 2011	❒	❒	❒

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s).  If no direction is made, this proxy will be voted FOR items 1, 2 and 4 and with respect to Item 3, in favor of 3 years for the frequency of the stockholder vote on executive compensation.  If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.  This proxy is solicited on behalf of the Board of Directors and may be revoked.

For address change/comments, mark here. (see reverse for instructions ❒ 

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such..  Joint owners should each sign personally.  All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized  officer.

______________________________________________ Signature [PLEASE SIGN WITHIN BOX]	______________ Date	___________________________ Signature Joint Owners	_____________ Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Proxy Statement & Annual Report is/are available at www.proxyvote.com

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SYSTEMAX INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS – JUNE 10, 2011

The stockholder(s) hereby appoint(s) Curt Rush and Thomas Axmacher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SYSTEMAX INC. that the stockholder(s) is/are entitled to vote at the Annual meeting of Stockholder(s) to be held at 2:00 PM, EDT on June 10, 2011, at the Company’s Corporate Offices 11 Harbor Park Drive, Port Washington, NY 11050,and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS, IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 4 AND WITH RESPECT TO ITEM 3, IN FAVOR OF 3 YEARS FOR THE FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________
(If you noted  any Address Changes/Comments above, please mark corresponding box on the reverse side

(Continued, and to be marked, dated and signed, on the other side)